Exhibit 10.1

Dated 26 August 2005

VIA NET.WORKS, INC.

and

MAWLAW 653 LIMITED

and

INTEROUTE COMMUNICATIONS HOLDINGS SA

SALE AND PURCHASE AGREEMENT

relating to the operating subsidiaries and certain assets and liabilities of VIA NET.WORKS, Inc.

One Angel Court

London EC2R 7HJ

+44 20 7367 0200

Sale and Purchase Agreement

This DEED is made 26 August 2005

between:

(1)                              VIA NET.WORKS, Inc., a company incorporated in Delaware, the United States whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, United States (“VIA Inc.” or the “Seller”);

(2)                              MAWLAW 653 LIMITED a company organised under the laws of England & Wales (registered number 5391411) whose registered office is at Walbrook Building, 195 Marsh Wall, London E14 9SG, United Kingdom (the “Purchaser”); and

(3)                              INTEROUTE COMMUNICATIONS HOLDINGS SA a company organised under the laws of Luxembourg (registered number RCS Luxembourg B109.435) whose registered office is at 9, Rue Schiller, L-2519 Luxembourg (“Interoute” and, together with the Purchaser, the “Purchasers” or the “Relevant Purchasers”).

Whereas:

(A)                           The Seller has agreed to sell the Group (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)                             The Relevant Purchasers have agreed to purchase the Group and to assume the obligations imposed on the Relevant Purchasers under this Agreement.

It is agreed as follows:

1                                      Interpretation

In this Agreement, unless the context expressly otherwise requires, the provisions in this Clause 1 apply:

1.1                            Definitions

“Accounts Date” means 31 December 2004;

“affiliate” means in relation to a person, any entity controlled, directly or indirectly, by that person, any entity that controls, directly or indirectly, that person or any entity directly or indirectly under common control with that person;

“Aggregate Purchaser Liability” means the sum of US$2,000,000;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between VIA Inc. and the Purchaser and signed for identification by the Seller’s Lawyers and the Purchasers’ Lawyers with such alterations as may be agreed in writing between VIA Inc. and the Purchaser from time to time;

“Assumed Liabilities” means the liabilities of the Seller (other than the Excluded Liabilities) to be assumed by the Relevant Purchasers under or pursuant to Clause 2.3.1 and “Assumed Liability” means any one of them;

“Back Stop Date” means 15 November 2005 or, only in the event of any delays caused by the SEC in relation to Clause 4.2, such number of additional days as the SEC may take to respond or come to a final determination on any matter in respect thereof, provided that, in any case, such Back Stop Date shall not go beyond 15 December 2005;

“Blocked Account” means the blocked account at ING Bank N.V. in the name of PSINet Netherlands currently in credit to the amount of €283,716;

“Blocked Amount” means the amount in Euro standing to credit in the Blocked Account, converted to U.S. dollars at the Euro/U.S. dollar exchange rate at Closing as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Business Assets” means all the property, rights and assets (including the Seller’s Computer Systems) agreed to be sold under Clause 2.3.1 of this Agreement or any relevant Local Transfer Document;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in London or Amsterdam;

“Business Intellectual Property” means all rights and interests of the Seller in Intellectual Property which, at or immediately before Closing, is used or capable of use in the business of the Group, including the Registered Intellectual Property details of which are set out in the document entitled “Business Intellectual Property” contained in the Data Room;

“Cashflow” means the sum of any of the following to the extent they occur between the date of this Agreement and the Closing Date (inclusive):

(i)                                   the aggregate amount of any dividend, or distribution declared, paid or made by a Group Company other than to another Group Company (expressed as a negative number); and

(ii)                                the aggregate amount of any redemption or purchase of shares or return of capital by a Group Company other than to another Group Company (expressed as a negative number); and

(iii)                             the aggregate amount of any cash payments made to (or the fair market value of assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any member of the VIA Group (including, without limitation, management fees and any payment of interest) by any Group Company (expressed as a negative number); and

(iv)                            the aggregate amount of any cash payments made to (or the fair market value of assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any Group Company (including, without limitation, management fees and any payment of interest) by any member of the VIA Group (expressed as a positive number); and

(v)                               any payment or incurrence by a Group Company of any third party costs and expenses in connection with the proposed sale of the Companies to the extent that the same have not been refunded to the relevant Group Company by the Seller or its agents prior to Closing (expressed as a negative number); and

(vi)                            any payment or incurrence by a Group Company of any material third party costs and expenses that should properly have been for the account of the VIA Group in connection with any litigation or potential litigation to the extent that the same have not been refunded to the relevant Group Company by the Seller or its agents prior to Closing (expressed as a negative number); and

(vii)                         any indemnity or other contingent liability or obligation granted or assumed, other than pursuant to this Agreement, by a Group Company in connection with the proposed sale of the Companies (expressed as a negative number).

“Charged Asset” means any asset subject to an Encumbrance created pursuant to a Security Document;

“Claranet Agreement” means the sale and purchase agreement relating to the operating subsidiaries and certain assets and liabilities of VIA, between VIA Inc., VIA Net.Works Holdco Inc., VIA Net.Works NY Corp and Claranet Group Limited, dated 30 April 2005 (as amended by an amendment and restatement agreement dated 12 July 2005);

“Claranet Deed” means the deed of settlement (including all exhibits and side letters relating thereto) relating to the Claranet Agreement between VIA Inc., VIA Net.Works Holdco Inc., VIA Net.Works NY Corp, Claranet Group Limited and Clara.net Holdings Limited, dated 23 August 2005;

“Claranet Service Agreements” means all agreements to which the Seller and/or any Group Company is a party (including without limitation, the Claranet TSA, the Claranet Deed and the transition services agreement dated 28 September 2004 between VIA Inc., Claranet Limited and VIA Net.Works UK Limited) under which services are provided to and/or received by any of the Seller, Claranet Limited or any member of their respective group of companies;

“Claranet TSA” means the transition services agreement between VIA Inc., VIA Net.Works Holdco Inc., VIA Net.Works NY Corp, Claranet Group Limited and Clara.net Holdings Limited, dated 12 July 2005;

“Claranet Facility” means the facility agreement entered into between VIA Inc. and Clara.net Holdings Limited dated 30 April 2005 (as amended and restated on 12 July 2005);

“Claranet Group” means Claranet Group Limited and its subsidiaries from time to time;

“Claims” means all rights and claims of the Seller arising at any time whether before or after Closing primarily in relation to any of the Business Assets or any Assumed Liability (but excluding any rights or claims under insurance policies) and “Claim” means any one of them;

“Closing” means the completion of the sale of the Group pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement and any relevant Local Transfer Document;

“Closing Date” means, in respect of a Closing, the date on which such Closing takes place pursuant to Clause 6;

“Companies” means the companies, details of which are set out in paragraph 1 of Schedule 2 and “Company” means any one of them;

“Competing Proposals” means a proposal made by a Third Party to the Seller pursuant to which such Third Party will acquire equity or any material assets, or provide debt or equity funding to, the Seller or any Group Company. For the avoidance of doubt, “Competing Proposal” shall not include the disposal of any assets of the Seller or any Group Company to the extent that such disposal is proposed by or otherwise agreed to in writing by Purchaser, pursuant to a Restructuring Action or otherwise;

“Computer Systems” means all computer systems, communications systems, hardware and software used by a Group Company and/or the Seller, as appropriate;

“Confidentiality Agreement” means the confidentiality agreement dated 8 March 2005 between VIA Inc. and Interoute pursuant to which VIA Inc. made available to the Purchasers certain confidential information relating to the Group;

“Consolidated Accounts” means the consolidated audited accounts of the VIA Group and the Group Companies taken as a whole, each comprising a balance sheet and a profit and loss account for the twelve month period ended on the Accounts Date;

“Contracts” means the Licence Agreements and all contracts, undertakings, arrangements and agreements listed in the document in the Data Room entitled “Revised Schedule of Contracts” (excluding the Claranet Service Agreements) or contained in the Data Room and “Contract” means any of them;

“Customer Premises Equipment” means equipment required by a customer for the provision of services to that customer and which is not located at the premises of a Group Company;

“Data Room” means the data room containing documents and information relating to the Group made available by the Seller at the website communicated by the Seller to the Purchasers on a CD ROM, the contents of which are listed in Appendix B to the Disclosure Letter;

“DebtCo” means the wholly owned subsidiary of VIA Inc. to be incorporated under the laws of Jersey by VIA Inc. as soon as practicable after the date of this Agreement;

“Deferred Amount” means the amount of rent payable under the Schiphol Lease from the date of Closing until the expiry of that lease;

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchasers, as updated on Closing, disclosing:

(i)                                  information constituting exceptions to the Warranties; and

(ii)                               details of other matters referred to in this Agreement;

“Employee” means all employees of the Group Companies and all Relevant Employees who are or will be employed by a Group Company immediately prior to the Closing Date (other than any specifically excluded by agreement with the Purchaser);

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Event of Default” has the meaning given to it in the Facility Agreement;

“Excluded Liabilities” means the liabilities referred to in Clause 2.3.3;

“Facility Agreement” means the agreement in the Agreed Terms to be entered into on the date hereof, pursuant to which the Purchaser will provide VIA Inc. with a working capital facility;

“Finance Documents” has the meaning given to it in the Facility Agreement;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                  moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the relevant accounting standard in the jurisdiction of the relevant Group Company, be treated as a finance or capital lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                    any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                 any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                 shares which are expressed to be redeemable;

(i)                                     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                     the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Finance Leasing Arrangement” means any arrangement or transaction pursuant to which a Group Company:

(a)                                  sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other Group Company;

(b)                                 sells transfers or otherwise disposes of any of its receivables on recourse terms;

(c)                                  agrees that money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, save in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances; or

(d)                                 enters into any other preferential arrangement having a similar effect;

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset

“First Payables Assignment Agreement” means the assignment agreement in the Agreed Terms to be entered into in accordance with the terms of clause 5.4.2;

“First Relevant Subsidiaries” shall have the meaning given in the First Payables Assignment Agreement;

“Goodwill” means the goodwill of the Seller in relation to the business of the Group as at Closing;

“Group” means the Group Companies and the VIA Operations, taken as a whole;

“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;

“Group Intellectual Property” means all rights and interests held by the Group Companies in Intellectual Property as at the date of Closing (whether as owner or licensee);

“Insolvency Proceedings” means:

(i)                                  any statutory procedure involving a suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company or any member of the VIA Group;

(ii)                               a composition, assignment or arrangement with the majority by value of its unsecured creditors of any Group Company or any member of the VIA Group;

(iii)                            the appointment of a custodian, liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Company or any of its assets of any Group Company or any member of the VIA Group;

(iv)                           the enforcement of any Security over any assets of any Group Company or any member of the VIA Group and which if not discharged within ten Business Days would have a material adverse effect on the business of the Group Companies and the VIA Group taken as a whole;

(v)                              the expropriation, attachment, sequestration, distress or execution which affects any asset or assets of a Group Company or any member of the VIA Group and which if not discharged within ten Business Days would have a material adverse effect on the business of the Group Companies and the VIA Group taken as a whole; or

(vi)                           any resolution by the directors of any Group Company or member of the VIA Group or any application or petition to a court in respect of any of the processes or events listed in paragraphs (i) to (v) above, or any analogous statutory procedure or enforcement step in any jurisdiction,

BUT EXCLUDING any step taken by a third party that:

(y)                              does not actually result in one of the processes or events described in paragraphs (i) to (v) above being commenced or occurring in respect of that Group Company or member of the VIA Group and is dismissed or withdrawn within ten Business Days of presentation; and

(z)                                is made in respect of a debt with a value purported (by the third party) to be less than $500,000.

“Intellectual Property” means trade marks, domain names, get-up, logos, patents, design rights, copyrights (including copyrights in software), database rights, Know-how and all other similar rights in any part of the world, including any registration of such rights and applications and rights to apply for such registrations;

“Intra-Group Payables” shall have the meaning given in the First Payables Assignment Agreement;

“Know-how” means confidential and/or proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;

“Licence Agreements” means those Intellectual Property licence agreements listed in the document entitled “Revised Schedule of Contracts” contained in the “VIA Inc.” folder in the Data Room and copies of which are included in the Data Room;

“Local Transfer Document” has the meaning given to it in Clause 2.5.1;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands but excluding consequential, incidental, special or punitive damages including loss of profits or revenues;

“Management Agreement” means the agreement in the Agreed Terms to be entered into on the date hereof, pursuant to which the Purchaser shall provide Management Consultancy Services (as defined in the Management Agreement) to VIA Inc. and the Group Companies;

“Material Contracts” means contracts to which the Seller or a Group Company is a party and which account for, in the case of customers, in excess of €150,000 of revenue per annum and, in the case of suppliers, in excess of €100,000;

“Material Group IP” means such of the Group Intellectual Property as is material to the business of the Group;

“Moveable Assets” means all existing applications and/or systems used in the operations of the Group Companies immediately prior to Closing, including all IT, communications, network management, back office and financial software applications or systems (Inovaware, Coda, etc.) and network management systems;

“Payables Release Agreement” means the release agreement in the Agreed Terms to be entered into in accordance with the terms of clause 5.4.3;

“Permitted Encumbrance” means:

(i)                                  any lien arising by operation of law and in the ordinary course of trading; or

(ii)                               any Encumbrance in existence as at the date of this Agreement or coming into existence pursuant to an agreement existing as of the date of this Agreement; or

(iii)                            any Encumbrance created pursuant to the Finance Documents;

“Properties” means the leasehold properties, listed in the document entitled “Real Property Leasehold Interest Summary Relating to Office and Datacentres” contained in the Data Room, and “Property” means any one of them;

“Purchase Price” has the meaning given in Clause 3.1;

“Purchasers’ Group” means Interoute Communications Holdings S.A. (a Luxembourg incorporated company) and its subsidiaries from time to time;

“Purchasers’ Lawyers” means Mayer, Brown, Rowe & Maw LLP, of 11 Pilgrim Street, London EC4V 6RW, United Kingdom;

“Quarterly Lease Payment Amount” means the quarterly rent payment specified in the Schiphol Lease, payable in advance;

“Registered Intellectual Property” means Intellectual Property which is registered or the subject of an application for registration in any patent, trade mark or other Intellectual Property registry anywhere in the world;

“Relevant Employees” means those employees listed in the document entitled “Relevant Employees” contained in the Data Room;

“Relevant Purchasers’ Warranties” has the meaning given to it in Clause 8.1;

“Restructuring Action” means an action to restructure the business of any Group Company or the VIA Operations which restructuring is carried out prior to Closing by agreement between VIA Inc. and the Purchaser;

“Schiphol Assignment” each full or partial assignment of the rights and obligations of VIA Nederland under the Schiphol Lease which has the effect of releasing VIA Nederland from any and all rights and obligations under the Schiphol Lease;

“Schiphol Lease” means the lease dated 14 April 2003 by and among VIA Nederland and the Schiphol Lessor over the premises at H. Walaardt Sacrestraat 401-403, 1017BM Schiphol, The Netherlands, to be assigned to PSINet Netherlands;

“Schiphol Lessor” means Bouwfonds Property Finance N.V., a private company with limited liability, duly incorporated under the laws of The Netherlands, having its registered office at Hoevelaken, Westerdorpstraat 66, The Netherlands;

“SEC” has the meaning given to it in Clause 4.12;

“Second Payables Assignment Agreement” means the assignment agreement in the Agreed Terms to be entered into in accordance with clause 5.4.3;

“Security” has the meaning given to it in the Facility Agreement;

“Security Assignment Agreement” means the security assignment agreement in the Agreed Terms entered into in accordance with the terms of clause 5.4.1;

“Security Document” has the meaning given to it in the Facility Agreement;

“Seller’s Lawyers” means Hogan & Hartson of One Angel Court, London EC2R 7HJ, United Kingdom;

“Senior Employee” means any Employee employed or engaged in relation to the Group on an annual salary (on the basis of full-time employment) in excess of €100,000 or local equivalent;

“Shares” means the shares in the capital of the Companies specified in Part 1 of Schedule 1;

“Solus Accounts” means the audited accounts of PSINet Germany GmbH, VIA NET.WORKS France S.A., VIA NET.WORKS España SL, VIA NET.WORKS France Holding SAS and VIA NET.WORKS UK Holding Limited comprising a balance sheet and a profit and loss account for the twelve month period ended on 31 December 2003;

“Subscription Agreement” has the meaning given to it in the Facility Agreement;

“Subsidiaries” means the companies listed in paragraph 2 of Schedule 2 together with any other subsidiaries of the Companies and “Subsidiary” means any one of them;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Taxation Benefit” means any Taxation benefit or advantage, including any loss, relief, allowance, exemption, set-off, deduction or credit available in the computation of any liability to Taxation;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Third Party” means persons other than the Purchasers or any member of the Purchasers’ Group;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment or transfer to the Relevant Purchasers or a Group Company of any of the Contracts and “Third Party Consent” means any one of them;

“Transaction Documents” means the Finance Documents, the Subscription Agreement, the Management Agreement, the Assignment Agreement, this Agreement and all documents contemplated by this Agreement;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any Taxation levied by reference to added value or sales;

“VIA Group “ means VIA Inc. and its subsidiaries from time to time excluding the Group Companies;

“VIA Group Drawdown Schedule” has the meaning given in the Facility Agreement;

“VIA Inc. Board” means the board of directors of VIA Inc.;

“VIA Operations” means the activities carried on by the Seller in relation to or in connection with the business of the Group Companies and being sold under this Agreement pursuant to Clause 2.3 and the Local Transfer Documents;

“VIA Shareholders” means the holders of VIA Inc.’s common stock from time to time;

“VIA Termination Event” has the meaning given to it in the Facility Agreement; and

“Warranties” means the warranties given by the Seller pursuant to Clause 8 and Schedule 7 and “Warranty” means any one of them. and

1.2                            Shares

References to shares shall include, where relevant, quotas.

1.3                            Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4                            References to persons and companies

References to:

1.4.1                   a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2                   a company include any company, corporation or any body corporate, wherever incorporated.

1.5                            References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1                   holds a majority of the voting rights in it;

1.5.2                   is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3                   is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4                   has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.6                            Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7                            Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8                            Currency Conversion

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause:

“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the date immediately preceding the Relevant Date as quoted by the Financial Times, London edition, or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)                                   for the purposes of Clause 5.1, the date of this Agreement;

(ii)                                for the purposes of Clause 9, the date a claim is made in accordance with Clause 9.1; and

(iii)                             for the purposes of Schedule 7, the date at which the relevant Warranty is expressed to be true and accurate.

1.9                            Rights of the Seller and the Purchaser

1.9.1                   The Purchaser and the Relevant Purchasers agree that where any right is given to a Purchaser under this Agreement, such right shall be exercisable exclusively by the Purchaser and any such exercise shall be binding on the Relevant Purchasers.

1.10                     Joint and Several Liability

1.10.1            The obligations of the Purchasers under this Agreement shall be joint and several.

2                                      Agreement to Sell the Group

2.1                            Sale and Purchase of the Group

On and subject to the terms of this Agreement and the Local Transfer Documents:

2.1.1                   the Seller agrees to sell or procure the sale of, and

2.1.2                   the Relevant Purchasers agree (each as to the Shares set out against its name in Schedule 1 and the VIA Operations) to purchase,

except as otherwise expressly provided in this Agreement, the Group as a going concern.

2.2                            Sale of the Shares

2.2.1                   The Shares shall be sold free from Encumbrances and the Seller shall sell the entire legal and beneficial ownership in the Shares together with all rights and advantages attaching to them as at the date of this Agreement (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.2.2                   The Seller shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.3                            Sale of the VIA Operations

2.3.1                   There shall be as the Relevant Purchaser may elect: (a) transferred to such Group Company with effect from Closing or (b) included in the sale of the VIA Operations under this Agreement or, where relevant, the Local Transfer Documents, which shall be sold free from Encumbrances (including the entire legal and beneficial ownership) except for Permitted Encumbrances:

(i)                                  the Business Intellectual Property;

(ii)                               the Goodwill;

(iii)                            the Moveable Assets;

(iv)                           the rights of the Seller arising under the Contracts (on the terms set out in Schedule 3);

(v)                              the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of the Claims; and

(vi)                           the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of any claim under an insurance policy to the extent such claim relates exclusively to any Business Asset or Assumed Liability.

2.3.2                   Subject to Clause 2.3.3, with effect from Closing the Seller agrees to transfer, or to procure the transfer (to the extent it is able so to do), and the Relevant Purchaser or such Group Company as the Relevant Purchasers may elect, agrees to accept the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil, all Liabilities incurred by the Seller in relation to the Relevant Employees (in accordance with and subject to the provisions of Schedule 4) and the Contracts. The Seller agrees with the Relevant Purchasers that such Liabilities shall be transferred to and assumed by the Relevant Purchasers or a member of the Purchasers’ Group (including the Group Companies) so that the Relevant Purchasers shall have such Liabilities (so far as the same can be lawfully transferred) and so that the Relevant Purchasers or the Group Company, as the case may be, shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations and conditions (including, without limitation, rights of set-off and counterclaim) as the Seller enjoyed.

2.3.3                   Clause 2.3.2 shall not apply to, and the Relevant Purchasers shall not be obliged to, and the Seller shall procure that no Group Company shall, accept the transfer of and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil:

(i)                                  any Liability of the Seller or the VIA Group falling due for performance, or which should have been performed, prior to Closing;

(ii)                               any Liability of the Seller or the VIA Group except for the Liabilities referred to in Clause 2.3.2;

(iii)                            any Liability of the Seller or the VIA Group owed to any member of the Claranet Group (other than in respect of the obligations assumed pursuant to Clause 2.3.4 and those aspects of the Claranet Deed associated with the Claranet TSA).

2.3.4                   With effect from Closing and to the extent permitted by law, the Seller agrees to subcontract to the Purchaser the obligations of the Seller and/or any Group Company to provide, as well as the benefit of receipt by the Seller and/or any Group Company of, services under the terms of the Claranet Service Agreements.

2.3.5                   The Purchaser agrees to being the Seller’s sub-contractor under the Claranet Service Agreements and hereby agrees to indemnify the Seller against all costs, fees, charges, expenses and liabilities incurred by the Seller to any third party (including any member of the Claranet Group) arising from or in connection with the negligent performance of the Claranet Service Agreements sub-contracted to it pursuant to Clause 2.3.4 by the Purchaser.

2.4                            Relevant Employees

The provisions of Schedule 4 shall apply in respect of the Relevant Employees.

2.5                            Local Transfer Documents

2.5.1                   At Closing the Seller and the Relevant Purchasers shall execute such agreements, transfers, conveyances and other documents (subject to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser) to implement the transfer of (i) the Shares and (ii) the VIA Operations (the “Local Transfer Documents” and each, a “Local Transfer Document”).

2.5.2                   To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)                                  the provisions of this Agreement shall prevail; and

(ii)                               so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Relevant Purchasers or, as the case may be, the Purchaser shall indemnify the Seller against all Losses suffered by the Seller, in either case through or arising from the inconsistency between the Local Transfer Document and the Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.5.3                   No Seller shall bring any claim against the Relevant Purchasers in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or VIA Operations in accordance with this Agreement.

2.5.4                   No Purchaser shall bring any claim against the Seller in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or VIA Operations in accordance with this Agreement.

3                                      Consideration

3.1                            Amount

The aggregate consideration for the purchase at Closing of the Shares and the Business Assets under this Agreement and the Local Transfer Documents shall be an amount in cash equal to $18,100,000.00 (the “Purchase Price”).

3.2                            Allocation of Purchase Price

The parties shall co-operate in good faith prior to Closing to allocate the consideration between the Shares and the Business Assets being acquired with a view to ensuring that such allocation is made in a mutually beneficial manner (and in accordance with applicable laws).

3.3                            VAT

The Seller and Purchaser agree that the Purchase Price is exclusive of VAT.  If any VAT is found to be chargeable in respect of this Agreement, it shall be payable in addition to the Purchase Price, against delivery of a valid VAT invoice (or equivalent, if any), where appropriate, in respect of which the provisions of Schedule 5 shall apply.

3.4                            Reduction of the Purchase Price

3.4.1                   If any payment is to be made by the Seller to the Relevant Purchasers in respect of any claim for any breach of this Agreement or any Local Transfer Document or pursuant to an indemnity under this Agreement, the payment shall be made by way of adjustment of the consideration paid by the Relevant Purchasers for the particular category of Business Asset or Shares (if any) to which the payment and/or claim relates under this Agreement and the Purchase Price shall be deemed to be reduced by the amount of such payment.

3.4.2                   If:

(i)                                  the payment and/or claim relates to more than one category of Business Asset or Shares, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the relevant Business Assets or Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Clause 3.2; or

(ii)                               the payment and/or claim relates to no particular category of Business Asset or Shares, it shall be allocated rateably to all Business Assets and Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Clause 3.2, and in each case the Purchase Price shall be deemed to have been reduced by the amount of such payment.

4                                      Conditions

4.1                            Conditions Precedent

The agreement contained in Clause 2.1 to purchase and sell the Shares and the Business Assets is conditional upon each of the following:

(i)                                  the approval of the VIA Shareholders in accordance with s271 of the Delaware General Corporation Law of the transactions contemplated by this Agreement;

(ii)                               incorporation of DebtCo;

(iii)                            no dispute in relation to the Claranet Deed arising prior to Closing which dispute relates to those assets, shares and liabilities to be transferred to the Relevant Purchasers pursuant to Clause 2 and the Transaction Documents;

(iv)                           the release and discharge pursuant to the Claranet Deed of the security interests granted to Clara.net Holdings Limited under the Claranet Facility remaining effective; and

(v)                              fulfilment of the obligations set out in Clause 5.4.

4.2                            Responsibility for Satisfaction

VIA Inc. shall use its best endeavours to ensure the satisfaction of the conditions set out in Clause 4.1 as soon as possible and shall as soon as reasonably practical following the date of this Agreement file requisite proxy materials with the US Securities and Exchange Commission (“SEC”) and proceed to a vote of VIA Shareholders, such vote to take place no later than the Back Stop Date and, subject to the provisions of Clause 5.6, VIA Inc. Board’s recommendation that VIA Shareholders approve the transactions contemplated by this Agreement shall be included in the materials sent to VIA Shareholders in relation to such vote. The Purchaser shall provide a reasonable level of cooperation to VIA Inc. in connection with the preparation of the proxy statement and shall provide the Seller with such information as it may reasonably request from time to time.  VIA Inc. shall respond promptly to any enquiries or requests for further information raised by the SEC in respect of the matters raised by the SEC pursuant to or in connection with this Agreement.

4.3                            Non-Satisfaction/Waiver

4.3.1                   VIA Inc. shall give notice to the Purchaser of the satisfaction of the condition in Clause 4.1 within one Business Day of becoming aware of the same.

4.3.2                   VIA Inc. may at any time, to the extent permitted by law, waive in whole or in part and conditionally or unconditionally the condition set out in Clause 4.1 by notice in writing to the Purchaser.

4.3.3                   If the condition in Clause 4.1 is not satisfied or waived on or before the Back Stop Date, save as expressly provided, this Agreement (other than Clauses 1, 5.5.2, 11 and 12.2 to 12.15) shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of the obligation contained in Clause 4.2, provided that the terms of Clause 5.5.2 shall apply and the amounts referred to in Clauses 5.5.2(x) and (y) shall become payable to Interoute.

4.4                            Approval

The Seller shall provide suitable evidence of (on or prior to the date of this Agreement) the unanimous approval by VIA Inc.’s Board of this Agreement, the Subscription Agreement, the Management Agreement and the Facility Agreement, including for purposes of Section 203 of the Delaware General Corporation Law.

The Purchasers shall each provide suitable evidence of (on or prior to the date of this Agreement) the unanimous approval by each of its board of directors for the entering into and the performance of the transactions contemplated by this Agreement.

5                                      Pre-Closing

5.1                            The Seller’s Obligations in Relation to the Conduct of the Group

Except (w) as contemplated and expressly permitted under the terms of the Management Agreement, (x) as may be required by law, (y) as may be required by any securities exchange or regulatory or governmental body to which the Seller or any Group Company is subject (including without limitation, Euronext, the SEC) or (z) as may be required under this Agreement between the date of this Agreement and Closing the Seller:

5.1.1                   shall carry on the business of the Group as a going concern in the ordinary and usual course as carried on since 1 January 2005;

5.1.2                   shall use commercially reasonable efforts to maintain in force all existing insurance policies in all material respects on the same terms and similar level of cover prevailing at the date of this Agreement for the benefit of the Group Companies and the Seller;

5.1.3                   without prejudice to the generality of Clause 5.1.1, shall not without the prior written consent of the Purchaser (such consent not to be unreasonably withheld delayed or conditioned) do any of the following in relation to any of the Group Companies or the VIA Operations:

(i)                                  enter into any agreement or incur any commitment involving any capital expenditure in excess of $50,000 per item and $1,000,000 in aggregate save in respect of agreements of a revenue nature, in which case no such limit or consent shall apply, in each case exclusive of VAT;

(ii)                               enter into or amend any agreement or commitment (save in respect of agreements of a revenue nature) (a) which is not capable of being terminated without compensation at any time with three months’ notice or less or that is not in the ordinary and usual course of business and (b) which involves or may involve total annual expenditure in excess of $100,000 per agreement or commitment and $1,000,000 in the aggregate, exclusive of VAT;

(iii)                            enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset (including any present or future revenues and rights of every description);

(iv)                           create any Encumbrance over any of its assets except for a Permitted Encumbrance;

(v)                              enter into any new Finance Leasing Arrangement;

(vi)                           make any loan, or provide any form of credit or financial accommodation, to any other person other than in the ordinary course of the business of the relevant Group Company;

(vii)                        other than the late or non-payment of monies owing to the extent consistent with the practice adopted by the Group since 1 January 2005 breach any of its material contractual or other obligations with a person other than another Group Company;

(viii)                     acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture (other than the DebtCo);

(ix)                             incur or assume any Financial Indebtedness other than pursuant to the Facility Agreement or equipment leases entered into prior to the date of this Agreement;

(x)                                create, allot or issue, or grant an option to subscribe for, any share capital of any Group Company;

(xi)                             repay, redeem or repurchase any share capital of any Group Company;

(xii)                          declare, make or pay any dividend or other distribution to shareholders;

(xiii)                       save as required by law:

(a)                        make any amendment to the terms and conditions of employment (including, without limitation, remuneration and pension entitlements and other benefits) of any Senior Employee;

(b)                       provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his dependants otherwise than in the ordinary course of business;

(c)                        other than in the case of gross misconduct, dismiss, remove or redeploy any Senior Employee; or

(d)                       engage or appoint any additional Senior Employee;

(xiv)                      save as expressly provided by the Facility Agreement, enter into any guarantee, indemnity or other agreement to secure any obligation of a third party other than on arm’s length terms or in the ordinary and usual course of business of that Group Company; and

(xv)                         make any change to its accounting practices or policies (except as required by generally accepted accounting principles) or amend its constitutional documents;

(xvi)                      take any step or commit any act which might materially affect the adequacy and sufficiency of the Group’s Computer Systems;

5.1.4                   shall comply with the provisions of Schedule 4, paragraph 1.

5.2                            Seller’s notification requirements

From the date of this Agreement until Closing, the Seller shall notify the Purchaser forthwith upon becoming aware that any of the following has occurred, is reasonably likely to occur or has been threatened in writing:

5.2.1                   any Insolvency Proceedings occur in respect of the Seller;

5.2.2                   the occurrence of any fact or matter which would have resulted in a material breach of any Warranty had the fact or matter been known to Matt Stuart Nydell, Raymond Walsh or Joe Correia at the date of this Agreement.

5.3                            The Seller’s obligations in relation to inter-company financing

5.3.1                   The Seller undertakes that, between the date of this Agreement and Closing, it will procure that there is no Cashflow in relation to any Group Company other than as set out in the accounting books and records of the relevant Group Company or by such other means to which the Purchaser has consented in advance, such consent to be in writing and not to be unreasonably withheld or delayed or conditioned.

5.4                            Assignment Agreements, Security Assignment Agreements and Release Agreements

5.4.1                   In accordance with the terms of the Facility Agreement, after the date hereof, the Purchaser, the Seller and DebtCo (upon the procurement of Seller) shall execute the Security Assignment Agreement.

5.4.2                   In order to effect the execution of the Security Assignment Agreement in accordance with the terms of the Facility Agreement, Seller shall (and shall procure that DebtCo shall) execute the First Payables Assignment Agreement.

5.4.3                   Immediately prior to Closing Seller shall execute and shall procure that DebtCo shall execute:

(i)                                  the Second Payables Assignment Agreement; and

(ii)                               the Payables Release Agreement.

5.5                            Termination

5.5.1                   The Purchaser shall be entitled, prior to Closing, by notice in writing to the Seller, to terminate this Agreement (other than Clauses 1, 5.5.2, 11 and 12.2 to 12.15) in the event:

(i)                                  any actual or pending claims or proceedings against the Seller or any Group Company in excess of $50,000, which has not been disclosed in the Data Room on or before 25 August 2005, and which exceed $1,500,000 in aggregate, but excluding any claim or proceeding arising from, or relating to any action taken or omitted to be taken by the Seller, any Group Company or the Purchasers (and its affiliates) pursuant to the Management Agreement, provided that if the Seller, acting reasonably, believes that any claim(s) received is without merit or that the likely quantum of such claim(s) is less than $1,500,000 in aggregate, the Seller and the Purchaser shall refer the claim(s) in question to a leading counsel of not less than ten years standing (or equivalent in overseas jurisdictions) agreed between the parties (and in absence of agreement appointed at the election of either party by the Chairman for the time being of the Bar Council of England and Wales (or equivalent in overseas jurisdictions)) to determine whether the claim(s) has merit and, if so, whether the quantum of the claim is reasonably expected to exceed $1,500,000.  The costs of such leading counsel (or equivalent in overseas jurisdictions) shall be borne by the Purchaser.  In such circumstances, the Purchaser shall not be allowed to exercise its rights pursuant to this Clause 5.5.1(i) unless the determination of leading counsel (or equivalent overseas) is that the claim(s) has merit and is reasonably expected to exceed $1,500,000 in aggregate;

(ii)                               prior to Closing the Seller enters into Insolvency Proceedings;

(iii)                            breach(es) known to Matt Stuart Nydell, Raymond Walsh or Joe Correia, of any Warranties where the aggregate Loss to the Purchasers resulting from such breach(es) would exceed $1,000,000;

(iv)                           an Event of Default, as defined under the Facility Agreement occurs;

(v)                              a VIA Termination Event occurs;

(vi)                           there is a failure by the Seller to proceed to Closing in breach of this Agreement;

(vii)                        the conditions set out in Clause 4.1 not being satisfied in time to allow Closing to take place prior to the Back Stop Date (provided that the Purchaser shall have no right to terminate this Agreement unless it and each of its affiliates, as a VIA Stockholder, shall have voted each share of VIA Inc. held by it in favour of the transactions contemplated by this Agreement); or

(viii)                     the Seller and/or any other Group Company suffers Losses to one or more of their assets which would not have otherwise occurred had all existing insurance policies prevailing at the date of this Agreement been maintained in all material respects and on the same terms and similar level of cover and further provided that such Losses exceed US$2,000,000.

5.5.2                   In the event of:

(i)                                  a termination by the Purchaser pursuant to Clause 5.5.1 or Clause 6.6.1; or

(ii)                               a termination by the Purchaser by notice in writing to the Seller following the Seller failing, in time for the VIA Shareholder meeting to take place no later than 15 December 2005:

(a)                        to convene a meeting of VIA Shareholders to approve the transaction provided for by this Agreement; or

(b)                       to send to VIA Shareholders materials containing a recommendation of the VIA Inc. Board in the Agreed Terms that the transactions provided for by this Agreement be approved or, having sent such a recommendation, the VIA Inc. Board adversely modifies or changes its recommendation with respect to such transaction, the Seller shall pay to the Purchaser in same day funds:

(x)                                within two Business Days of receipt of the termination notice (or, in the case of Clause 5.5.2(x)(b) below, within two Business Days of being notified of the relevant amount):

(a)                        a break fee in the amount of $500,000; and

(b)                       the Purchaser’s actual and incurred costs and expenses (including legal fees) in connection with the transactions provided for by this Agreement up to a maximum amount of $250,000;

(y)                              in accordance with the terms of the Facility Agreement, all sums due and outstanding under the terms of the Facility Agreement.

5.5.3                   In the event of a material breach by a Purchaser of the Facility Agreement or failure by the Purchasers to proceed to Closing in breach of this Agreement (including, for the avoidance of doubt, Purchaser or any of its affiliates, as a VIA Stockholder, failing to vote each share of VIA Inc. held by it in favour of the transactions contemplated by this Agreement), the Seller shall be entitled, at any time prior to Closing, by notice in writing to the Purchaser, to terminate this Agreement (other than Clauses 1, 5.5.3, 11 and 12.2 to 12.15), and upon receiving such notice (as applicable) or following a termination of this Agreement by the Seller pursuant to Clause 6.6.1:

(i)                                  the Purchaser shall pay to the Seller in same day funds within two Business Days a break fee in the amount of $500,000; and

(ii)                               the Seller shall pay to the Purchaser within 40 days of written demand from the Purchaser in accordance with the terms of the Facility Agreement, all amounts outstanding under the terms thereof.

5.6                            Exclusivity

The Seller undertakes that:

5.6.1                   it, and members of the VIA Group and the Group Companies and its or their respective agents, shall not make any initial or further approach to, or enter into or continue negotiations with, any other person with a view to a Competing Proposal taking place, provided that the VIA Inc. Board or its agents may negotiate with a Third Party in relation to a Competing Proposal if refusing to do so would, in the reasonable determination of the VIA Inc. Board based on advice of external counsel of the Seller, be reasonably likely to constitute a breach of its fiduciary duties to VIA Shareholders;

5.6.2                   it shall not enter into any binding agreement in relation to a Competing Proposal and the VIA Inc. Board shall not recommend a Competing Proposal to VIA Shareholders unless:

(i)                                  to the extent permitted by any duties of confidentiality or legal obligations to which the Seller was subject on or prior to 8 March 2005, the Purchasers have first been given the opportunity, including reasonable time in the circumstances, to at least match, to the reasonable satisfaction of the VIA Inc. Board, any such Competing Proposal; and

(ii)                               the VIA Inc. Board has determined that the terms of the Competing Proposal are more favourable to VIA Shareholders, taking into account all relevant factors, including conditions and likelihood of closing, provided that, for the avoidance of doubt VIA Inc. is under no obligation to inform the Purchasers of any unsolicited offers it may receive in relation to any Competing Proposal save as required in order for the Seller to comply with Clause 5.6.2(i).

5.6.3                   If the VIA Inc. Board accepts or recommends a Competing Proposal to VIA Shareholders, the Seller or the Purchaser may terminate this Agreement (other than Clauses 1, 5.5.2, 11 and 12.2 to 12.15) and no party shall have any claim against any other under this Agreement.

6                                      Closing

6.1                            Date and Place

Subject to Clause 4, Closing shall take place at such time and place and on such date as the parties may agree being no earlier than five Business Days following notification by the Seller of satisfaction of the condition set out in Clause 4.1 or at such other location, time or date as may be agreed between the Purchaser and the Seller.

6.2                            Closing Events

On each Closing, the parties shall comply with their respective obligations specified in Schedule 6. The Seller may waive some or all of the obligations of the Purchasers as set out in Schedule 6 and the Purchaser may waive some or all of the obligations of the Seller as set out in Schedule 6.

6.3                            Payment on Closing

6.3.1                   On Closing the Relevant Purchasers shall pay an amount in cash to the Seller which is equal to the aggregate of:

(i)                                  the Purchase Price;

minus

(ii)                               the Deferred Amount;

minus

(iii)                            all amounts, including accrued interest, payable or repayable to the Purchaser under Facility A of the Facility Agreement (as defined therein) at the Closing Date.

6.3.2                   The Deferred Amount shall be paid (if applicable) by the Purchasers to the Seller in accordance with Clause 6.8.

6.4                            Intra-Group Balances

The parties hereby undertake that, in addition to the actions taken pursuant to clause 5.4, they shall perform (or procure the performance of) such further acts and execute (or procure the execution of) such further documents, as may reasonably be necessary to carry out and give full effect to the parties’ intention that, save as expressly provided by or pursuant to this Agreement, at Closing no sums shall be owed by the VIA Group to the Group Companies or vice versa and any sums owing by the VIA Group or the Group Companies to the Group Companies or vice versa at Closing shall be assigned, subordinated, forgiven or otherwise written off or capitalised by the relevant entity in each case without any of the Purchasers, the Seller or the Group Companies incurring any cash cost. The Parties shall co-operate in good faith (or procure such co-operation) with a view to ensuring that such action is taken in a mutually beneficial tax efficient manner and in taking such action the Seller shall procure that the relevant members of the VIA Group use applicable reliefs and any available accumulated tax losses to the extent reasonably agreed by VIA Inc.

6.5                            Mutual Release

6.5.1                   The Seller undertakes that on and after Closing no member of the VIA Group will except as expressly permitted under the terms of this Agreement make any claim on any Group Company or any of its officers or directors in respect of any transactions, acts or omissions occurring before Closing (and, if requested by the Purchaser, VIA Inc. shall or shall procure that the relevant member of the VIA Group shall waive any such claim) such that no Group Company shall have any Liability to any member of the VIA Group save as otherwise provided by this Agreement.

6.5.2                   The Purchasers undertake that on and after Closing no Group Company will (except as expressly permitted under the terms of this Agreement) make any claim against any member of the VIA Group or any of its officers or directors in respect of any transactions, act or omissions occurring before Closing (and, if requested by VIA Inc., the Purchasers shall procure that the relevant Group Companies shall waive any such claim) such that no member of the VIA Group shall have any Liability to any Group Company save as otherwise provided by this Agreement.

6.5.3                   Confirmation of no claims

(i)                                  The Seller confirms that with effect from Closing the Seller and each of the Group Companies shall have no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to it or on any account whatsoever) outstanding against any of those directors of the Group Companies who are to resign with effect from Closing.

(ii)                               To the extent that any such claim or obligation exists or may exist in relation to any fact, matter or circumstance arising on or before Closing, the Seller (in relation to the period from the date of this Agreement until Closing) and the Purchasers (from Closing) shall, other than in the case of fraud, procure the waiver by each of the Group Companies of such claim or obligation and, other than in the case of fraud, shall procure the release of such directors of the Group Companies from any liability whatsoever in respect of such claim or obligation.

6.6                            Breach of Closing Obligations

If any party fails to comply with any material obligation in Schedule 6, the Purchaser, in the case of non-compliance by the Seller (which has not been remedied to the reasonable satisfaction of the Purchaser within five Business Days), or the Seller, in the case of non-compliance by the Purchasers (which has not been remedied to the reasonable satisfaction of the Seller within five Business Days), shall be entitled by written notice to the Seller or the Purchasers, as the case may be:

6.6.1                   to terminate this Agreement (other than Clauses 1, 5.5, 11 and 12.2 to 12.15) without liability on its part or on the part of those on whose behalf notice is served whereupon in the case of such non-compliance by the Seller, the amount referred to in Clauses 5.5.2(x) and (y) shall become payable; or

6.6.2                   to effect the Closing so far as practicable having regard to the defaults which have occurred, provided that the Seller shall not be required to sell the Shares and the VIA Operations unless all of the Shares and the VIA Operations are purchased simultaneously and, provided further, that the Relevant Purchasers shall not be required to purchase the Shares and the VIA Operations unless all of the Shares and the VIA Operations are sold simultaneously; or

6.6.3                   to fix a new date for Closing (not being more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 6 shall apply to Closing as so deferred, but provided such deferral may only occur once.

6.7                            Books and Records

The Purchasers shall and shall procure that the Group Companies shall, retain for a period of twelve months from Closing or such longer period as is necessary for the Seller to close its books and file its tax returns for 2004 and 2005 and allow the Seller or the Seller’s representatives to have reasonable access (at all reasonable times during normal business hours and on reasonable advance notice) to (and at the Seller’s expense, copies of) the books, records and documents relating to the Group, to the extent that they relate to the period prior to Closing and to the extent reasonably required by the Seller to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting, tax or other records.

6.8                            Schiphol Lease

6.8.1                   From the date of this Agreement, the Seller shall use its reasonable endeavours to procure the assignment of the rights and obligations under the Schiphol Lease to a third party, such assignment to constitute a full release of the relevant Group Company from all rights and obligations under the Schiphol Lease.  The Seller shall keep the Purchasers informed as to efforts undertaken pursuant to this Clause 6.8.1 and shall promptly provide notice to the Purchasers of each Schiphol Assignment.  The Purchasers shall provide all such reasonable assistance and information as the Seller may reasonably require in connection with any proposed Schiphol Assignment.  The Seller shall indemnify and keep indemnified the Purchasers against all Losses incurred by the Purchasers or the relevant Group Company in relation to the Schiphol Lease or any Schiphol Assignment.

6.8.2                   At all times prior to the assignment of all of the rights and obligations of the relevant Group Company under the Schiphol Lease in accordance with Clause 6.8.1, the Seller shall on the quarterly due date for such payment pay (or procure the timely payment of) the Quarterly Lease Payment Amount, less all amounts payable by a third party pursuant to a Schiphol Assignment.  Such amounts shall be paid to the Schiphol Lessor in accordance with the terms of the Schiphol Lease.

6.8.3                   Upon any third party entering into a Schiphol Assignment, the Purchasers shall promptly pay to the Seller (or procure the payment of) an amount equal to the Deferred Amount multiplied by a fraction, the numerator of which is aggregate value of all rent payments to be made pursuant to the terms of the Schiphol Assignment to the expiration date of the Schiphol Lease and the denominator of which is the aggregate value of all rent payments to be made pursuant to the terms of the Schiphol Lease until its expiration date.

6.8.4                   Any such payment by the Purchasers shall be made in US dollars.  Any such payment shall be treated as a reduction of the Deferred Amount, until the Deferred Amount shall have been reduced to zero.  At such time, subject to release of all restrictions over the Blocked Account, the Purchasers shall cooperate with and, at the Sellers cost, provide all such reasonable assistance as the Seller may reasonably require in connection with the release of the Blocked Amount from the Blocked Account by the Schiphol Lessor to the order of the Seller.

7                                      Post-Closing Obligations

7.1                            Indemnities

7.1.1                   Indemnity by Relevant Purchasers against Assumed Liabilities

The Relevant Purchasers shall indemnify and keep indemnified the Seller against:

(i)                                  all Assumed Liabilities and any Liability of the Relevant Purchasers and/or any other person incurred in the course of carrying on the business of the Group after Closing including, for the avoidance of doubt, any such Liability which is or is deemed to be or becomes a Liability of the Seller by virtue of any applicable law; and

(ii)                               any Losses which the Seller may suffer by reason of the Seller taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.1(i), provided that the Relevant Purchasers shall not be liable under this Clause 7.1.1 to the extent the Relevant Purchasers have a valid claim against the Seller under this Agreement in respect of the Liability in question.

7.1.2                   Indemnity by Seller against Excluded Liabilities

The Seller shall indemnify and keep indemnified the Relevant Purchasers against:

(i)                                  any Liability of the Seller which is not an Assumed Liability including any such Liability which is deemed to be, or becomes, a Liability of the Relevant Purchasers by virtue of any applicable law and which is not otherwise assumed by the Relevant Purchasers under this Agreement or any Local Transfer Document; and

(ii)                               any Losses which the Relevant Purchasers may suffer by reason of either of the Purchasers taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.1(i).

Provided that the Seller shall not be liable under this Clause 7.1.2 to the extent that the Seller has a valid claim against the Relevant Purchasers under this Agreement in respect of the Liability in question.

7.2                            Conduct of Claims

7.2.1                   Assumed Liabilities

(i)                                  If the Seller becomes aware after Closing of any claim against it which constitutes or may constitute an Assumed Liability, the Seller shall as soon as reasonably practicable (but in any event within such period as will afford the Relevant Purchasers reasonable opportunity of requiring the Seller in question to lodge a timely appeal) give written notice thereof to the Relevant Purchasers and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Relevant Purchasers.

(ii)                               The Seller shall take such action as the Relevant Purchasers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability subject to the Seller being indemnified and secured to its reasonable satisfaction by the Relevant Purchasers against all Losses which may thereby be incurred. In connection therewith the Seller shall make or procure to be made available to the Relevant Purchasers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group which have been retained by the Seller (and shall permit the Relevant Purchasers to take copies thereof at the Relevant Purchasers’ expense) for the purposes of enabling the Relevant Purchasers to ascertain or extract any information relevant to the claim.

7.2.2                   Excluded Liabilities etc.

(i)                                  If the Relevant Purchasers become aware after Closing of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a liability for a member of the Purchasers’ Group in respect of which it is entitled to be indemnified by the Seller, the Relevant Purchasers shall as soon as reasonably practicable (but in any event within such period as will afford the Seller reasonable opportunity of requiring the Relevant Purchasers to lodge a timely appeal) give written notice thereof to VIA Inc. and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of VIA Inc.

(ii)                               The Relevant Purchasers shall take such action as VIA Inc. may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability or other liability in respect of which the Relevant Purchasers are entitled to be indemnified subject to the Relevant Purchasers being indemnified and secured to their reasonable satisfaction by the Seller against all Losses which may thereby be incurred. In connection therewith the Relevant Purchasers shall make or procure to be made available to the Seller or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group which are in the possession of the Relevant Purchasers (and shall permit the Seller to take copies thereof at the Seller’s expense) for the purposes of enabling the Seller to ascertain or extract any information relevant to the claim.

7.3                            Release of Guarantees etc.

The provisions of Schedule 8 shall apply.

7.4                            The Seller’s Continuing Obligations

Notwithstanding Closing, the Seller shall so far as reasonably practicable and for a period not exceeding three months after Closing:

7.4.1                   procure that senior executives of VIA Inc. respond to inquiries and provide reasonable assistance and information as they may reasonably require relating to the Group, its employees (including for the avoidance of doubt, the Relevant Employees), customers and suppliers, its current contracts and engagements and its trade debtors and trade creditors and pass on any trade enquiry which the Seller receives, provided that such requests do not impose a material burden on such individual’s working time;

7.4.2                   subject to Schedule 5, retain or procure the retention of, records and documents of the Group to the extent they relate to the Group for the period prior to Closing and allow the Relevant Purchasers reasonable access on reasonable prior written notice to such books, records and documents, including the right to take copies at the Relevant Purchasers’ expense;

7.4.3                   in addition to the Seller’s obligations in Schedule 3, if any right or asset used in the business of the Group immediately prior to Closing (other than any right or asset expressly excluded from the sale under this Agreement) has not been transferred to the Relevant Purchasers, transfer such right or asset (and any related liability which is an Assumed Liability) to the extent legally possible and at the Relevant Purchasers’ cost as soon as practicable to a member of the Purchasers’ Group nominated by the Relevant Purchasers and reasonably acceptable to the Seller.

7.5                            The Purchaser’s Continuing Obligations

Notwithstanding Closing, the Purchaser shall so far as reasonably practicable and for a period not exceeding six months after Closing:

7.5.1                   permit the Sellers’ staff to continue to use, as currently configured, Microsoft Exchange e-mail server functionality and storage capacity and, where applicable, network file and print server functionality for the Seller’s headquarters in The Netherlands; and

7.5.2                   procure that the Group Companies provide such reasonable assistance and information as the Sellers may reasonably require for the purpose of closing the Sellers’ financial books and filing its final tax returns, provided that nothing in this Clause 7.5 shall require the Purchasers or any Group Company to incur external costs in relation thereto.

8                                      Warranties

8.1                            Seller’s Warranties

8.1.1                   The Seller warrants to the Relevant Purchasers that the statements set out in Schedule 7 are true and accurate as of the date of this Agreement.

8.1.2                   Each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 7.  The Warranties shall not in any respect be extinguished or affected by Closing.

8.1.3                   Each Warranty, except for those set out in paragraphs 1.1, 2, 4.3, 5.1.1 and 15  in Schedule 7, shall be deemed to be qualified by reference to the actual knowledge of Matt Stuart Nydell, Raymond Walsh and Joe Correia, having made reasonable enquiries of the managing directors and the finance directors of each of the Group Companies with regard to the subject matter of the relevant Warranty.

8.2                            Seller’s Disclosures

8.2.1                   The Warranties are subject to the matters which are fully and fairly disclosed in this Agreement, the Disclosure Letter or the Data Room, provided that such matters are disclosed in sufficient detail to enable a reasonable purchaser to identify the nature of the matter disclosed and provided that the Seller is under no obligation to have brought to the Relevant Purchasers’ attention any specific matter documented in the Data Room.  For the avoidance of doubt, the Purchasers acknowledge that disclosure of a document in the Data Room shall not be regarded as not fairly disclosed by reason of such document being written in a language other than English.

8.2.2                   The parties agree that each document in the Data Room at the date of this Agreement shall be considered to be disclosed against each of the Warranties provided that such matters are fully and fairly disclosed in sufficient detail to enable a reasonable purchaser to identify the nature of the matter disclosed.

8.3                            Updating of the Warranties to Closing

Subject to Clause 8.2, including without limitation the Disclosure Letter and the Data Room as updated as at Closing, the Seller further warrants to the Relevant Purchasers that the Warranties will be true and accurate at Closing as if they had been repeated at Closing by reference to the facts and circumstances then existing and on the basis that any reference in the Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date provided always that the Purchasers’ sole remedy for any breach of any such Warranties shall be as set out in Clause 5.5.1.

8.4                            The Seller’s Waiver of Rights against the Group

8.4.1                   Save in the case of fraud, the Seller undertakes to the Relevant Purchasers and to the Group Companies and their respective directors, officers and agents and to the Relevant Employees to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or agents or the Relevant Employees in connection with assisting the Seller in the giving of any Warranty or the preparation of the Disclosure Letter.

8.4.2                   Save in the case of fraud after Closing, the Seller (on behalf of itself and all its group companies not being transferred to the Purchasers under this Agreement) hereby irrevocably waives any and all claims, rights and entitlements however and whensoever arising it may have against any of the Group Companies.

8.5                            Relevant Purchasers’ Warranties

8.5.1                   The Relevant Purchasers warrant to the Seller that each of the following warranties (the “Relevant Purchasers’ Warranties”) is true and accurate in all respects on the date of this Agreement and shall continue to remain true and accurate in all respects up to and including the Closing Date as if they had been repeated at Closing by reference to the facts and circumstances then existing and on the basis that any reference in the Relevant Purchasers’ Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date:

(i)                                  Mawlaw 653 Limited is duly organised, validly existing and duly incorporated under the laws of England and Wales;

(ii)                               Interoute Communications Holdings SA is duly organised, validly existing and duly incorporated under the laws of Luxembourg;

(iii)                            the Relevant Purchasers have full corporate power and authority to enter into and perform their obligations under this Agreement and each document to be entered into pursuant hereto and all actions have been taken by them which are necessary for them to execute and perform their obligations under this Agreement and each document to be entered into pursuant hereto;

(iv)                           the execution of and performance by the Relevant Purchasers of their obligations under this Agreement and each document to be entered into pursuant hereto have been duly authorised by their boards of directors and by all other necessary corporate action; and

(v)                              the Relevant Purchasers’ obligations under this Agreement and each document to be executed by them at or before each Closing are, or when the relevant document is executed, will be valid and binding on the Relevant Purchasers in accordance with its terms; and

(vi)                           the Relevant Purchasers have or will have at each Closing sufficient funds to pay the Purchase Price attributable to such Closing.

8.5.2                   The Relevant Purchasers’ Warranties shall not in any respect be extinguished or affected by Closing.

8.5.3                   Each of the Relevant Purchasers’ Warranties shall be construed as a separate and independent Warranty and shall not be limited or restricted in its scope by reference to, or inference from any other term of another Relevant Purchasers’ Warranty or any term of this Agreement.

8.6                            Purchaser’s Confirmation and Waiver

8.6.1                   Each of the Relevant Purchasers warrants to the Seller that as at the time of execution of this Agreement with regard to the Group Companies, it is not aware of any fact or matter falling within those events set out in Clause 5.5.1 or Clause 6.6.1 having occurred and continuing in respect of a Group Company.

8.6.2                   Without prejudice to any of the rights of the Purchasers arising under any of the Transaction Documents, and save in the case of fraud, the Purchasers (on behalf of the Group Companies being transferred under this Agreement) hereby irrevocably waive any and all claims, rights and entitlements however and wheresoever arising any such Group Companies may have against the Seller.

9                                      Limitation of Seller’s Liability

9.1                            Time Limitation for Claims

Notwithstanding any other provisions of this Agreement or the Facility Agreement to the contrary, the Seller shall not be liable for breach of any Warranty in respect of any claim:

9.1.1                   unless a notice of the claim is given by the Relevant Purchaser to VIA Inc. including reasonable details of the claim and so far as practicable an estimate of the amount of any claim within three months following Closing; and

9.1.2                   which claim is not satisfied, settled or withdrawn within six months of the date of notification of the claim under this Clause 9.1.1 unless proceedings in respect of it have been commenced by being both issued and served on the Seller, except that there shall be no time limitation for giving notice of any claim under paragraphs 1.1 and 4.3 of Schedule 7.

9.2                            Aggregate Minimum Claims

9.2.1                   The Seller shall not be liable under this Agreement for breach of any Warranty in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable under this Agreement for breach of any Warranty (disregarding the provisions of this Clause 9.2) exceeds $1,000,000.

9.2.2                   Where the liability agreed or determined in respect of all claims exceeds $1,000,000 subject as provided elsewhere in this Clause 9, the Seller shall be liable for the aggregate amount of all claims as agreed or determined.

9.3                            Maximum Liability

The aggregate liability of the Seller in respect of any claim under this Agreement and all documents to be entered into pursuant hereto shall not exceed 33 per cent. of the Purchase Price.

9.4                            Matters Arising Subsequent to this Agreement

9.4.1                   The Seller shall not be liable under this Agreement for breach of any Warranty in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for:

(i)                                  Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any Local Transfer Document or otherwise at the request in writing or with the approval in writing of the Purchaser;

(ii)                               Changes in legislation

(a)                        the passing of, or any change in, after Closing of any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of Closing; or

(b)                       any change after Closing of any generally accepted interpretation or application of any legislation.

9.5                            Insurance

The Seller shall not be liable under this Agreement or any Local Transfer Document for breach of any Warranty to the extent that the Losses in respect of which such claim is made (i) are covered by a policy of insurance and payment is made by the insurer to a Group Company or (ii) would have been covered under a policy of insurance of a Group Company in force at the date of this Agreement.

9.6                            Mitigation

Nothing in this Agreement shall restrict or limit the Purchasers’ general obligation at law to mitigate a loss which it may incur as a result of a matter giving rise to or which may give rise to a claim under this Agreement.

9.7                            Double Claims

The Purchasers shall not be entitled to recover from the Seller under this Agreement more than once in respect of the same Losses suffered.

10                               Intellectual Property

10.1                     Prohibition on Use

Subject to Clause 10.2, the Seller shall not, from Closing, use or authorise any third party to use:

10.1.1            any Business Intellectual Property transferred to the Relevant Purchaser or a Group Company; or

10.1.2            any Group Intellectual Property owned by a Group Company,

in relation to or in connection with any activities of the Seller.

10.2                     Seller’s Name

Notwithstanding Clause 10.1, the Seller shall be permitted to continue using the VIA NET.WORKS trade mark until the earlier to occur of (i) the date on which trading of VIA Inc.’s common stock ceases and (ii) VIA Inc. having completed a distribution to the VIA Shareholders. Within 20 days of the expiry of such period, the Seller shall change its name so that it does not incorporate VIA NET.WORKS, any other trade mark or name belonging to a Relevant Purchaser or a Group Company or anything confusingly similar thereto.

10.3                     Power of attorney

The Seller hereby appoints the Purchaser from the Closing Date as its attorney for the purposes of executing all documents and performing all acts necessary to give full effect to the assignment of the Business Intellectual Property to the Relevant Purchaser or a Group Company pursuant to Clause 2.3.1.

11                               Confidentiality

11.1                     Announcements and confidentiality

11.1.1            Subject to Clauses 4.2 and 11.1, no press or public announcements, circulars or communications relating to this Agreement or the subject matter of it shall be made or sent by any of the parties without the prior written approval of the other parties.

11.1.2            Any party may make press or public announcements or issue a circular or communication concerning this Agreement or the subject matter of it if required by law or by any securities exchange or regulatory or governmental body to which that party is subject provided that the party making it shall use all reasonable endeavours to consult with the other parties prior to its making or despatch and shall, so far as may be reasonable, take account of the comments of the other parties with respect to its content and the timing and manner of its making or despatch.

11.1.3            Subject to Clause 11.1.4, all of the parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)                                  the provisions of this Agreement, or any document or agreement entered into pursuant to this Agreement;

(ii)                               the negotiations relating to this Agreement; or

(iii)                            any of the other parties.

11.1.4            Any of the parties may disclose information referred to in Clause 11.1.3 which would otherwise be confidential if and to the extent the disclosure is:

(i)                                  required by the law of any relevant jurisdiction;

(ii)                               required by any securities exchange or regulatory or governmental body to which any of the parties is subject or reasonably submits, wherever situated, (including, without limitation, Euronext or the SEC), whether or not the requirement for disclosure has the force of law (the parties acknowledging that the rules of the SEC will require disclosure of the events leading up to this Agreement and all of its terms, that this Agreement will be filed with the SEC and that this Agreement will be available to members of the public following its filing with the SEC (including, for the avoidance of doubt, the proxy statement to be filed);

(iii)                            disclosed to the professional advisers, auditors or bankers of that party or any other member of the VIA Group (in the case of the Seller) or any other member of the Purchaser’s Group (in the case of the Purchaser) who need to know the information for the purposes of the transaction contemplated by this Agreement subject to the condition that the party making the disclosure shall procure that those persons comply with Clause 11.1.3 as if they were parties to this Agreement;

(iv)                           disclosed to the officers or employees of that party or any other member of the VIA Group (in the case of the Seller) or any other member of the Purchaser’s Group (in the case of the Purchaser) who need to know the information for the purposes of the transactions effected or contemplated by this Agreement subject to the condition that the party making the disclosure shall procure that those persons comply with Clause 11.1.3 as if they were parties to this Agreement;

(v)                              of information that has already come into the public domain through no fault of that party;

(vi)                           of information of the kind referred to in Clause 11.1.4(i) and (ii) which is already lawfully in the possession of that party as evidenced by its or its professional advisers’ written records and which was not acquired directly or indirectly from the other party to whom it relates in breach of Clause 11.1.3; or

(vii)                        approved by all of the other parties in writing in advance,

provided that any information disclosed pursuant to Clause 11.1.4(i) or (ii) shall be disclosed only after notice to the other parties and the disclosing party shall take reasonable steps to co-operate with the other parties regarding the manner of that disclosure.

The restrictions contained in this Clause shall continue to apply after the rescission or termination of this Agreement and, following Closing, shall continue to apply without limit in time.

11.2                     Confidentiality Agreement

The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement.

12                               Other Provisions

12.1                     Further Assurances

Each of the parties shall at its own cost from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares and VIA Operations to the Relevant Purchaser and to give any party the full benefit of this Agreement and any Local Transfer Document.

12.2                     Whole Agreement

12.2.1            This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

12.2.2            In Clauses 12.2.1, 12.3 and 12.7.2, “this Agreement” includes the Disclosure Letter, the Local Transfer Documents, the Finance Documents and all documents entered into pursuant to this Agreement.

12.3                     Relevant Purchasers’ Liability

The maximum aggregate liability of the Purchasers for all and any breaches of this Agreement and/or the Transaction Documents shall in total not exceed the Aggregate Purchaser Liability.

12.4                     Reasonableness

Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement are fair and reasonable.

12.5                     Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

12.6                     Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

12.7                     Costs

Except as otherwise expressly provided in this Agreement:

12.7.1            the Seller shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement and the Finance Documents and the sale of the Group;

12.7.2            the Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of this Agreement and the purchase of the Group.

12.8                     Interest

If any party defaults in the payment when due of any sum payable under this Agreement, (howsoever determined) the liability of that party shall, save as otherwise expressly provided, be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of two per cent above the base rate of LIBOR for monthly deposits. Such interest shall accrue from day to day.

12.9                     Grossing-up of Indemnity Payments, VAT

12.9.1            All sums payable under this Agreement pursuant to an indemnity, compensation or reimbursement provision shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall (except to the extent such sums comprise interest) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

12.9.2            Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Relevant Purchaser for the Group) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation.

12.9.3            Where any sum constituting an indemnity, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

12.10              Permitted assignment and nomination of Purchasers

12.10.1     Except as otherwise expressly provided in this Agreement, the Relevant Purchasers may, with the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned), assign to a third party purchaser of any of the Group Companies, and without the consent of the Seller assign to a wholly-owned member of the Purchaser’s Group, the benefit of all or any of the Seller’s obligations under this Agreement provided that the maximum liability of any of any party hereunder for breach of any obligation under this Agreement or under any indemnity contained in or entered into pursuant to this Agreement shall be limited to the liability which would have arisen in the absence of any such assignment by the Relevant Purchasers.

12.10.2     The Purchaser shall be entitled by giving not less than two Business Days’ notice before the Closing to nominate a wholly-owned subsidiary or holding company to assume the rights and obligations of a Relevant Purchaser under this Agreement provided that the Purchaser shall remain jointly and severally liable under this Agreement.

12.11              Notices

12.11.1     Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                                  in writing in English;

(ii)                               delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

12.11.2     A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Relevant Purchasers from time to time:

VIA NET.WORKS Inc
H. Walaardt Sacrestraat 401-403
1117 BM Schiphol
The Netherlands

Fax:	+31 205 020 0001

Attention:	Matt Stuart Nydell (Senior Vice President and General Counsel
and Secretary)

with a copy to:

Hogan & Hartson
One Angel Court
London EC2R 7HJ
United Kingdom

Fax:	+44 20 7367 0220

Attention:	John M. Basnage

12.11.3     A Notice to the Relevant Purchasers shall be sent to the following address, or such other person or address as the Relevant Purchasers may notify to the Seller from time to time:

Interoute Communications Holdings SA
Walbrook Building,
195 Marsh Wall,
London E14 9SG
United Kingdom

Fax:	+44 20 7025 9855

Attention:	General Counsel

12.11.4     A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time of delivery, if delivered by hand, registered post or courier;

(ii)                               at the time of transmission in legible form, if delivered by fax.

12.12              Invalidity

12.12.1     If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

12.12.2     To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 12.12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 12.12.1, not be affected.

12.13              Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

12.14              Governing Law and Submission to Jurisdiction

12.14.1     This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

12.14.2     Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

12.15              Appointment of Process Agent

12.15.1     The Seller hereby irrevocably appoints Hogan & Hartson Corporate Services Limited as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.

12.15.2     The Seller agrees to inform the Purchasers in writing of any change of address of such process agent within 28 days of such change.

12.15.3     If such process agent ceases to be able to act as such or to have an address in England, the Seller irrevocably agrees to appoint a new process agent in England acceptable to the Purchasers and to deliver to the Purchasers within 14 days a copy of a written acceptance of appointment by the process agent.

12.15.4     Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof the parties hereto have signed this Agreement as of the date set forth above.

SIGNED as a DEED by and
on behalf of VIA NET.WORKS, Inc.:	/s/

SIGNED by and
on behalf of MAWLAW 653 Limited	/s/

SIGNED by and
on behalf of Interoute Communications Holdings SA:	/s/

Schedule 1
Part 1
Details of the Shares etc.
(Clause 1.1)

(1)	(2)	(3)	(4)
Name of Share Seller	Name of Company	Shares	Name of Share Purchaser
VIA NET.WORKS, Inc.	VIA NET.WORKS Holdco, Inc.	1,000 shares	MAWLAW 653 Limited

VIA NET.WORKS, Inc	DebtCo	1 share	MAWLAW 653 Limited

Schedule 2
Companies and Subsidiaries

1	Particulars of the Companies

	Name of Company:	VIA NET.WORKS Holdco, Inc.
	Registered Number:	n/a
	Registered Office:	1013 Centre Road, Wilmington, Delaware 19805, United States
	Date and place of incorporation:	9 July 1999; the State of Delaware, United States.
	Issued share capital:	1000 shares
	Shareholder and shares held:	VIA NET.WORKS, Inc.: 1000 shares.
	Directors:	Matt Stuart Nydell and Raymond Walsh

Name of Company:	VIA Jersey DebtCo 2 Limited
Registered Office:	c/o Professional Trust Company Limited, PO Box 274, 36 Hilgrove Street, St. Helier, Jersey, JE4 8TR
Date and place of incorporation:	to be incorporated on or about 30 August 2005, Jersey
Issued share capital:	1
Shareholder and shares held:	VIA NET.WORKS Inc. – 1 share
Director:	Matt Nydell
Secretary:	Professional Trust Company Limited

2	Particulars of Subsidiaries

	Name of Company:	VIA NET.WORKS Europe Holding B.V.
	Registered Number:	34115551
	Registered Office:	H Walaardt Sacrestraat 401, 1117 BM Schiphol-Oost, The Netherlands.
	Date and place of incorporation:	5 May 1999; The Netherlands
	Issued share capital:	€22,100 divided into 221 shares with a par value of €100 each.
	Authorised share capital:	€100,000 divided into 1,000 shares with a par value of €100 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: 221 shares with a par value of €100 per share
	Director:	VIA NET.WORKS, Inc.
	Proxy Holders:	Mike McTighe, John Steele, Jan Gesmar-Larsen, Malcolm Bell, Karen Slatford
	Authorised Signatories:	Rebecca Markovits

Name of Company:	PSINet Netherlands B.V.
Registered Number:	33294922
Registered Office:	Siriusdreef 30-36 2132 WT HOOFDDORP The Netherlands
Date and place of incorporation:	13 August 1997; The Netherlands
Issued share capital:	NLG 40,000 divided into 40 ordinary shares of NLG 1,000 each
Authorised share capital:	NLG 200,000 divided into 200 ordinary shares of NLG 1,000 each
Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: 40 shares
Director:	VIA NET.WORKS Europe Holding B.V.
Proxy Holder:	Alexander Johan Marie Scholten (resigned effective 1 September 2005)

Name of Company:	PSINet Belgium BVBA/SPRL
Registered Number:	0460.461.275
Registered Office:	Medialaan 32, bus 3, 1800 Vilvoorde, Belgium
Date and place of incorporation:	27 March 1997; Belgium

Issued share capital:	€18,550 dividend into 750 shares without nominal value
Authorised share capital:	€18,550 dividend into 750 shares without nominal value
Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: 745 shares held VIA NET.WORKS UK Holding Limited: 5 shares held
Director:	James Joseph Henry Demaeght (resigned effective 30 September 2005)

Name of Company:	PSINet Germany GmbH
Registered Number:	Local Court of Munich, HRB 117930
Registered Office:	Munich
Date and place of incorporation:	10 April 1997; Germany
Issued share capital:	One share in the nominal amount of DM 50,000
Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: one share held
Director:	Fred Seibl

Name of Company:	PSINet Datacenter Germany GmbH
Registered Number:	Local Court of Berlin-Charlottenburg, HRB 76192
Registered Office:	Berlin
Date and place of incorporation:	10 December 1999; Germany
Issued share capital:	One share in the nominal amount of €25,000
Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: one share held
Director	Fred Seibl

Name of Company:	bART HOLDING B.V.
Registered Number:	24270496
Registered Office:	Science Park Eindhoven 5630 5692 EN Son; The Netherlands
Date and place of incorporation:	27 August 1996; The Netherlands
Issued share capital:	€340,355.16
Authorised share capital:	€453,780.22
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 340,355.16 shares
Director:	VIA NET.WORKS Europe Holding B.V.

Name of Company:	Xenovic Holding B.V.
Registered Number:	24271927
Registered Office:	Science Park Eindhoven 5630, 5692 En Son, The Netherlands
Date and place of incorporation:	15 March 1996; The Netherlands
Issued share capital:	€18,241.96
Authorised share capital:	€90,756.04
Shareholders and shares held:	Bart Holding B.V.: 100% shares
Director:	bART Holding B.V.

Name of Company:	bART Noord Nederland B.V.
Registered Number:	020564446
Registered Office:	Science Park 5630, 5692 En Son, The Netherlands
Date and place of incorporation:	21 December 1996; The Netherlands
Issued share capital:	€18,151.21
Authorised share capital:	€90,756.04
Shareholders and shares held:	bART Holding B.V.: 100% shares
Director:	bART Holding B.V.

Name of Company:	bART Midden Nederland B.V.
Registered Number:	24274849 (B-ART Midden Nederland)

Registered Office:	Science Park 5630, 5692 En Son, The Netherlands
Date and place of incorporation:	14 May 1996; The Netherlands
Issued share capital:	€18,151.21
Authorised share capital:	€90,756.04
Shareholder and shares held:	bART Holding B.V.: 100% shares
Director:	bART Holding B.V.

Name of Company:	Arameta B.V.
Registered Number:	24272259
Registered Office:	Science Park Eindhoven 5630, 5692 En Son, The Netherlands
Date and place of incorporation:	28 January 1997; The Netherlands
Issued share capital:	€18,151.21
Authorised share capital:	€90,756.04
Shareholder and shares held:	bART Holding B.V.: sole shareholder
Director:	bART Holding B.V.

Name of Company:	VIA NET.WORKS España S.L.
Registration Details:	Volume 3, 082, Page 186, Section 8, Sheet SE 40,794; entry number 1
Date and place of incorporation:	13 August 1999; Spain
Issued share capital:	€672,150 divided into 67,215 shares of €10 each
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 67,215 shares
Directors (Joint and Several):	Mr. Nathan Wajsman Mr. Louis Bonnet

Name of Company:	VIA NET.WORKS IRU Co. Ltd
Registered Number:	306317
Registered Office:	Arthur Cox Building, Earlsfort Terrace, Dublin 2
Date and place of incorporation:	6 May 1999: Republic of Ireland
Issued share capital:	IR£1.25 divided into 1 share of IR£1.25
Authorised share capital:	IR£125,000 euro divided into 100,000 Ordinary

shares of IR£1.25 euro each
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 1 share
Directors:	Alexander French Matt Stuart Nydell

Name of Company:	VIA NET.WORKS UK Holding Limited
Registered Number:	03690730
Registered Office:	c/o Hogan & Hartson One Angel Court, London EC2R 7HJ
Date and place of incorporation:	31 December 1998; England and Wales
Issued share capital:	£10 divided into 10 ordinary shares of £1.00 each
Authorised share capital:	£1,000.00 divided into 1,000 shares of £1.00 each
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 10 shares
Directors:	Matt Stuart Nydell VIA NET.WORKS Europe Holding B.V.

Name of Company:	VIA NET.WORKS France Holding SAS
Registered Number:	433 596 228 RCS Paris
Registered Office:	127, rue Amelot, 75011 Paris, France
Date and place of incorporation:	27 November 2000; Paris
Share capital:	17,326,400 euros divided into 1,732,640 shares of €10 each
Members:	VIA NET.WORKS Europe Holding B.V.; 1,555,800 shares VIA NET.WORKS UK Holdings Limited: 176,840 shares
Chairman (Président):	Nathan Wajsman

Name of Company:	VIA NET.WORKS Jersey Ltd
Registered Number:	88289
Registered Office:	c/o Jordans (C.I.) Limited, PO Box 456, Postman House, Hue Street, St Helier, Jersey JE4 5RP
Date and place of incorporation:	9 August 2004; Jersey

Issued share capital:	£1000 divided into 100 shares of £1 each
Authorised share capital:	£10,000 divided into 10,000 shares of £1 each
Shareholders and shares held:	VIA NET.WORKS UK Holding Limited; 1000 shares held
Directors:	Matt Stuart Nydell

Name of Company:	VIA NET.WORKS Deutschland GmbH
Registered Number:	Local Court of Duisburg, HRB 7472
Registered Office:	Duisburg
Date and place of incorporation:	2 April 1993; Germany
Issued share capital:	DEM 18,822,000.00: divided into one share of DEM 18,822,000.00
Authorised share capital:	DEM 18,822,000.00: divided into one share of DEM 18,822,000.00
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; one share
Director:	Fred Seibl

Name of Company:	VIA NET.WORKS Holdco Italy S.r.L.
Registered Number:	13200500158
Registered Office:	Via Turati Filippo 40 Milan
Date and place of incorporation:	28 July 2000
Issued share capital:	€500,000
Authorised share capital:	€500,000
Shareholders and shares held:	VIA NET.WORKS Europe Holding B.V.; 1 quota valued at €495,000 VIA NET.WORKS UK Limited: 1 quota valued at €5,000
Directors:	Matt Stuart Nydell

Name of Company:	PSINet France Sarl
Registered Number:	394 332 118 RCS Nanterre
Registered Office:	Tour Atlantique - 13ème étage, Place de la Pyramide - 92911 Paris La Défense Cedex
Date and place of incorporation:	17 March 1994; Paris

Share capital:	373,552.84 euros divided into 144,138 shares
Member and shares held:	VIA NET.WORKS, France Holdings SAS; 144,138 shares held
Manager (Gérant):	Nathan Wasjman

Name of Company:	VIA NET.WORKS France S.A.
Registered Number:	408 236 990 RCS Nanterre
Registered Office:	Tour Atlantique - 13ème étage, Place de la Pyramide - 92911 Paris La Défense Cedex
Date and place of incorporation:	17 July 1996; Pontoise
Share capital:	485,412.92 euros divided into 31,841 shares
Shareholders and shares held:	VIA NET.WORKS Europe Holding B.V.; 2 shares Matt Stuart Nydell: 1 share Paulo Baptista: 1 share VIA NET.WORKS, France Holding SAS; 31,837 shares
Chairman of the Board:	Paulo Baptista Gomes Carneiro
Directors:	Nathan Wajsman Matt Stuart Nydell

Name of Company:	PSINet Switzerland Sarl
Registered Number:	CH-660-2323998-1
Registered Office:	Chemin de l’Epinglier 2, CH-1217 Meyrin GE.
Date and place of incorporation:	18 December 1998; Switzerland
Issued quota capital:	CHF 200,000 (no division)

Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; All quota
Managers:	Gérard Cauderay James John McCartan

Name of Company:	VIA NET.WORKS Deutsche Holding GmbH
Registered Number:	Local Court of Duisburg, HRB 9349
Registered Office:	Duisburg
Date and place of incorporation:	29 September 2000; Germany
Issued share capital:	€25,000; one share

Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; one share
Director:	Fred Seibl

Name of Company:	VIA NET.WORKS Express B.V.
Registered Number:	34208904
Registered Office:	H. Walaardt Sacrestraat 401, 1117 BM Schiphol, The Netherlands
Date and place of incorporation:	30 November 2004; The Netherlands
Issued share capital:	€18,000 divided into 18,000 ordinary shares of €1 each
Authorised share capital:	€90,000
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 18,000 shares
Director:	VIA NET.WORKS Europe Holding B.V.

Name of Company:	Unix Support Nederland B.V.
Registered Number:	27152479
Registered Office:	Paul van Vlissingenstraat 16, 1096 BK Amsterdam, The Netherlands
Date and place of incorporation:	12 February 1996; The Netherlands
Issued share capital:	NLG 40,000 divided into 40 ordinary shares of NLG 1,000 each
Authorised share capital:	NLG 200,000 divided into 200 ordinary shares of NLG 1,000 each
Shareholders and shares held:	PSINet Netherlands B.V.; 40 shares
Director:	VIA NET.WORKS Europe Holding B.V.
Proxy Holder:	Alexander Johan Marie Scholten

Schedule 3
Contracts

1                                      Obligation to obtain Third Party Consents

In relation to any Contract which is not assignable or transferable (whether by sub-contracting or otherwise) without a Third Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and the Seller and the Relevant Purchasers shall each use reasonable endeavours both before and after Closing to obtain all necessary Third Party Consents on terms reasonably acceptable to the Relevant Purchasers and the Seller as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. The Seller shall deliver to the Relevant Purchasers, on Closing or, if later, as soon as possible after receipt, any Third Party Consent and an assignment duly executed by the appropriate parties.

2                                      Obligations until Third Party Consents are obtained/where Third Party Consents are refused

2.1                            Subject to paragraph 2.2, the Relevant Purchasers shall, from Closing, assume, carry out, perform and discharge the Seller’s obligations under the Contracts and shall indemnify and keep indemnified the Seller against any Liability incurred by that Seller or any member of the VIA Group arising from the failure by the Relevant Purchaser to assume, carry out, perform or discharge such obligations and against any Losses which that Seller may suffer by reason of that Seller taking any reasonable action to avoid, resist or defend any Liability referred to in this paragraph and provided that the Relevant Purchaser shall only be liable to the extent such Liability incurred by that Seller is a Liability which is intended to be assumed by the Relevant Purchaser pursuant to Clause 2.3.2.

2.2                            In respect of any Contract, from Closing until the relevant Third Party Consent has been obtained, as contemplated by paragraph 1.1, or where the Third Party Consent has been refused, then until the expiry of 6 months from the date of Closing:

2.2.1                   the Seller shall hold on trust such Contract and any monies, goods or other benefits received under such Contract to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law, that Seller and the Relevant Purchaser shall make such other arrangements between themselves to provide to the Relevant Purchaser the benefits of the Contract, including the enforcement at the cost and for the account of the Relevant Purchaser of all rights of the relevant Seller against any other party thereto;

2.2.2                   to the extent that the Relevant Purchasers are lawfully able to do so, and subject to the Relevant Purchasers receiving the benefits of the Contract, the Relevant Purchasers shall at their own expense perform the Seller’s obligations under the Contract as agent or sub-contractor and shall indemnify the Seller in respect thereof. To the extent that the Relevant Purchasers are not lawfully able to do so, the Seller shall, at the Relevant Purchasers’ cost do all such things as the Relevant Purchasers may reasonably require to enable due performance of the Contract;

provided that, in each case, the Relevant Purchasers shall indemnify and keep indemnified the Seller or member of the VIA Group against any liability incurred by the Seller or any member of the VIA Group as a result of this paragraph 2.2.

3                                      Failure to Obtain Third Party Consents

If a Third Party Consent is refused or otherwise not obtained on terms reasonably acceptable to the Relevant Purchasers within three (3) months of Closing, references in this Agreement to the Contracts and the VIA Operations (other than in this paragraph 3) shall be construed as excluding such Contract.

4                                      Novation

To the extent that the Seller requests the novation of any Contract to a Group Company or a member of the Purchaser’s Group, the parties shall use their reasonable endeavours to novate such Contract pursuant to Clause 2.3 and pending such novation, the provisions of this Schedule 3 shall apply.

Schedule 4
Employees

1                                      Transfer of Employees

1.1                            The Seller shall and shall procure that the VIA Group shall:

1.1.1                   transfer the employment of each Relevant Employee to a Group Company prior to the Closing Date; and

1.1.2                   not offer employment to, employ or otherwise engage any Relevant Employee whose employment is transferred pursuant to paragraph 1.1.1 above prior to the Closing Date.

1.2                            If any employee other than a Relevant Employee is transferred to a Group Company pursuant to paragraph 1.1 of this Schedule 4:

1.2.1                   the Relevant Purchaser shall upon becoming aware of the transfer of such employee at any time after the Closing Date immediately or as soon as possible under applicable law terminate such employee’s employment on terms agreed with the Seller (acting reasonably); and

1.2.2                   the Seller shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities relating to or arising out of such termination and reimburse the Relevant Purchasers for all costs, expenses and emoluments (including, without limitation, any taxation and employer’s national insurance contributions) reasonably and properly incurred in employing such employee in respect of his employment on or after the Closing Date until such employee is terminated pursuant to paragraph 1.2.1 above.

1.3                            The Relevant Purchasers shall be responsible for all wages, salaries, emoluments and other amounts due or accruing and taxation and employer’s national insurance contributions payable in respect of the Relevant Employees with effect from the Closing Date.

1.4                            The Seller shall be responsible for all wages, salaries, emoluments and other amounts due and accruing and taxation and employer’s National Insurance contributions payable in respect of the Employees prior to the Closing Date.

1.5                            The Seller using its reasonable endeavours (without cost to the Seller) undertakes that it shall not and shall procure that no other member of the VIA Group and each Group Company shall not do or knowingly omit to do anything prior to the Closing Date unless agreed by the Relevant Purchasers which would cause any Relevant Employee to terminate their employment with the Seller or any other company in the VIA Group or any Group Company before the Closing Date or with the Relevant Purchasers on or after the Closing Date.

2                                      Application of Transfer Provisions

2.1                            If any contract of employment, employment relationship or collective agreement in relation to any employee (other than a Relevant Employee) employed by the Seller, the other members of the VIA Group or any Group Company shall have effect as if originally made between the Relevant Purchasers and such employee (a “Transferred

Employee”) as a result of the Transfer Provisions (without prejudice to any other rights or remedies which may be available to the Relevant Purchasers):

2.1.1                   the Relevant Purchaser shall, upon becoming aware of the application of the Transfer Provisions to any such contract of employment or collective agreement, notify the Seller forthwith and the Seller or any other member of the VIA Group shall procure that such employees enter into settlement agreements with the Seller and the Relevant Purchaser on termination of the Transferred Employee’s employment (on terms that the Seller is liable for all payments due to such Transferred Employees). The Relevant Purchaser shall co-operate with the Seller and take all reasonable steps to assist the Seller in procuring that such Transferred Employees enter into termination agreements as soon as reasonably practicable following Closing; and

2.1.2                   the Seller shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities relating to or arising out of such termination or the transfer of Transferred Employees (including any Liability arising out of a failure by the Seller but excluding any Liability arising out of a failure by the Purchasers to comply with their obligations under the Transfer Provisions) and shall reimburse the Relevant Purchasers for all costs, emoluments and expenses (including, without limitation, any taxation and employer’s national insurance contributions) reasonably and properly incurred in employing such Transferred Employee in respect of his employment on or after Closing Date; and

2.1.3                   irrespective of whether the Transferred Employee’s employment is terminated in accordance with paragraph 2.1.1 above, the Seller will indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against any Liabilities which relate to, arise out of or are connected with any claims brought against the Relevant Purchaser by any Transferred Employee other than in each case as a result of breach by the Relevant Purchaser of its obligations under paragraph 2.1.1 above which are due solely to any act or omission by the Seller, any other member of the VIA Group or any Group Company or any event, matter or any other occurrence having its origin prior to Closing Date and which the Relevant Purchasers incurs in relation to any contract of employment, or the employment relationship or collective agreement of one or more of the Transferred Employees pursuant to the Transfer Provisions and/or in respect of this Agreement.

2.2                            The Seller shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities which relate to or arise out of any dismissal by the Seller, the VIA Group or any Group Company of any employee (not being a Relevant Employee) and which the Relevant Purchasers may incur pursuant to the provisions of the Transfer Provisions and this Agreement.

3                                      Definitions

3.1                            For the purposes of this provision the terms:

“contract of employment” and “collective agreement” shall have the same meanings respectively as in the Transfer Provisions;

“Transfer Provisions” means the Transfer Regulations and Council Directive 2001/23/EC; and

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended or replaced).

Schedule 5
VAT

1                                      The Seller and the Purchasers shall use all reasonable endeavours (including, where appropriate, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure that the sale of the Group so far as carried on in the European Union is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant member state.

2                                      To the extent that any state outside the European Union provides for relief or exemption from VAT (or any similar tax on turnover or added value) on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, the Seller and the Purchasers shall use all reasonable endeavours (including, where appropriate, the making of an election or application in respect of VAT (or any similar tax on turnover or added value) to any Tax Authority or entering into a written agreement) to secure such treatment as regards the sale of the Group (insofar as the business of the Group is carried on in the relevant state) under this Agreement.

Schedule 6
Closing Obligations

1                                      General Obligations

1.1                            The Seller’s Obligations

On Closing, the Seller shall deliver or make available to the Purchasers the following:

1.1.1                   evidence of the due fulfilment of the conditions set out in Clause 4;

1.1.2                   evidence that the Seller is authorised to execute this Agreement and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule); and

1.1.3                   deliver to the Purchaser the duly executed Second Payables Assignment Agreement and the Payables Release Agreement.

1.2                            The Purchaser’s Obligations

On Closing, the Purchasers shall deliver or make available to the Seller:

1.2.1                   evidence that the Purchasers are authorised to execute this Agreement and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule);

1.2.2                   immediately following the execution of the Local Transfer Documents, the Relevant Purchaser shall resolve to appoint or procure the appointment of those individuals identified by the Purchaser as Directors of the Group Companies; and

1.2.3                   a document in a form reasonably acceptable to the Seller that the guarantee given by VIA Inc. pursuant to the Facility Agreement shall have been discharged and shall cease to have any force and effect and that the Seller shall have no liability whatsoever arising thereunder.

2                                      Transfer of the Shares and VIA Operations

2.1                            General Transfer Obligations

On Closing, the Seller and the Relevant Purchasers shall execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and the Business Assets, including but not limited to: an asset transfer agreement in the Agreed Terms between the Seller and VIA NET.WORKS HOLDCO, Inc.; a business intellectual property assignment between the Seller and VIA NET.WORKS HOLDCO, Inc.; and certain assignments of trademarks and trademark applications in the Agreed Terms.

2.2                            Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1, the Seller and Relevant Purchaser shall do the following, in relation to any Companies and VIA Operations that are incorporated or located in the jurisdictions listed below:

2.2.1                   Belgium

(i)                                  No Business Assets are in Belgium.

2.2.2                   Germany

(i)                                  In case the transfer of the Business Assets, liabilities and Contracts requires further acts, notifications or filings, Seller shall support the Relevant Purchaser upon reasonable request and at the costs of the Relevant Purchaser. To the extent that any required consent by the other contractual party to the assignments of the Contracts referred to in the preceding paragraph will not have been obtained within four weeks of Closing, the relevant VIA GmbH Company shall have the right to terminate such Contract in accordance with its terms or by any mutual agreement with the other contractual party.

2.2.3                   Netherlands

(i)                                  The Seller shall transfer to the Relevant Purchaser all property (other than Intellectual Property) forming part of the Business Assets by execution by the Seller and Relevant Purchaser before a civil law notary of notarial deeds of transfer of registered property on terms reasonably satisfactory to the parties.

(ii)                               To the extent that they are not held by third parties at Closing (the foregoing not detracting from any warranty contained in this Agreement), the Moveable Assets (including Computer Systems where appropriate) shall be transferred to the Relevant Purchaser on the Closing Date by the Seller delivering the assets to the Relevant Purchaser or giving the Relevant Purchaser access or the keys to the locations where the aforesaid Business Assets are situated, whereupon the aforesaid Business Assets shall be at the Relevant Purchaser’s full disposal. The Seller shall also deliver to the Relevant Purchaser all evidence of ownership of the Business Assets referred to in paragraph (iv).

(iii)                            Those Business Assets referred to in paragraph (ii) above which are held by third parties at Closing (the foregoing not detracting from any warranty contained in this Agreement), shall be transferred to the Relevant Purchaser on the Closing Date by virtue of this Agreement (which shall constitute a deed as required under Dutch law) and by written notices from the Seller, given also on behalf of the Relevant Purchaser, to the said third parties that the latter shall from then on hold the said Business Assets for the Relevant Purchaser, such notices to be delivered to the third parties by the Seller on or before the Closing Date.

(iv)                           The Business Intellectual Property shall be transferred to the Relevant Purchaser by assignments in respect of Registered Intellectual Property and an assignment in Agreed Terms in respect of all other Intellectual Property.

(v)                              The benefit of the Claims (other than Claims in order or bearer form) and all other rights referred to in the Agreement (other than rights in order or bearer form), including without limitation all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities, shall, to the extent permitted by law, be transferred on the Closing Date to the Relevant Purchaser by virtue of this Agreement. The Seller shall give written notice to the affected third parties of the foregoing transfer on or before the Closing Date.

(vi)                           Those Claims and other rights referred to in the Agreement that are in order or bearer form shall be transferred by the Seller to the Relevant Purchaser by delivery and, where required, endorsement, to the Relevant Purchaser of the documents in which such Claims and other rights are established.

(vii)                        The rights and obligations of the VIA Group arising under the Contracts which require Third Party Consents that have not been obtained by the Closing Date (the foregoing not detracting from any obligation of the Seller or right of the Relevant Purchaser under this Agreement), shall be transferred to the Relevant Purchaser on the terms set out in Schedule 3.

(viii)                     In respect of any Contract in respect of which the required Third Party Consent was obtained prior to signature of this Agreement, the rights and obligations of the VIA Group under such Contract shall, to the extent permitted by law, be transferred by the Seller to the Relevant Purchaser on the Closing Date by virtue of this Agreement which shall constitute a deed of assignment as required under Dutch law. The Seller and the Relevant Purchaser shall jointly notify the affected third parties of this assignment by written notice delivered on the Closing Date.

(ix)                             The rights and obligations of the VIA Group under the Contracts in respect of which the required Third Party Consents are obtained after signature of this Agreement but prior to Closing, shall, to the extent permitted by law, be transferred by the Seller to the Relevant Purchaser on the Closing Date by the Seller and the Relevant Purchaser executing Local Transfer Documents in the form of a deed of assignment on terms reasonably satisfactory to the parties. The Seller and the Relevant Purchaser shall jointly notify the affected third parties of the foregoing transfer by written notice delivered on the Closing Date.

3                                      Further Obligations in Addition to Transfer

3.1                            General Obligations

The Seller shall deliver or make available to the Relevant Purchasers the following in each case to the extent applicable and required under the laws of the respective jurisdiction of the Group Companies:

3.1.1                   the written resignations on terms reasonably satisfactory to the parties (and legalised by a notary where required) of each of the persons named in Schedule 2 from the office or position specified in Schedule 2, to take effect on Closing;

3.1.2                   evidence that all persons referred to in paragraph 3.1.1 above holding share(s) in any Group Company under a nominee-type arrangement or any arrangement having a similar effect have transferred such share(s) to such other persons as the Relevant Purchasers may specify, to take effect on Closing;

3.1.3                   if practicable, the Seller, having used reasonable endeavours to obtain the same, the written resignations of the auditors of the Group Companies concerned to take effect on the Closing Date, with acknowledgements signed by each of them in a form satisfactory to the Relevant Purchasers to the effect that they have no claim against any Group Company or otherwise complying with any relevant law or regulation;

3.1.4                   irrevocable powers of attorney or such other appropriate document (in such form and terms as the Relevant Purchasers may reasonably require) executed by each of the holders of the Shares which are the subject of Closing in favour of the Relevant Purchasers or as it may direct to enable it (pending registration of the relevant transfers) to exercise post Closing all voting and other rights attaching to such Shares and to appoint proxies for this purpose with an express undertaking of the holder of such Shares not to exercise such voting and other rights attached to such Shares;

3.1.5                   written waivers or consents in relation to pre-emption rights as the Relevant Purchasers may reasonably require signed by shareholders of the Companies which are the subject of Closing to enable the Relevant Purchasers or its nominees to be registered as holder of the Shares;

3.1.6                   releases or waivers on terms reasonably satisfactory to the parties in respect of the Encumbrances affecting any of the Shares, or any of the Business Assets which are the subject of Closing;

3.1.7                   any releases which the parties have obtained under Clause 7.3 of the Sale and Purchase Agreement;

3.1.8                   in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, duly written (up-to-date), including the shareholders’ register and share certificates in respect of the Subsidiaries, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation;

3.1.9                   in each case where the said information is not at the Properties all other books, records and other information relating primarily to the Group Companies or the VIA Operations (save for books, records and other information which the Seller is required by law to retain) and all information relating to customers, suppliers, agents and distributors and other information relating primarily to the Group Companies or the VIA Operations (including the Relevant Employees) as the Relevant Purchasers may reasonably require and copies, or, at the Seller’s option, originals of any such books, records, documents or other information in the possession or control of the Seller which relate only in part to the Group Companies or the VIA Operations and which the Relevant Purchasers may reasonably require;

3.1.10            evidence as to:

(i)                                  the acceptance by shareholders or the directors of each of the relevant Group Companies of the resignations referred to in paragraph 3.1.1;

(ii)                               the acceptance by shareholders of the relevant Group Companies of the resignation of the auditors referred to in paragraph 3.1.3; and

(iii)                            the approval by the shareholders or the directors of the transfer of the Shares or the sale of the VIA Operations to the Relevant Purchasers,

where such acceptance or approval is required by law or under the constitutional documents of the Group Company concerned;

3.1.11            evidence reasonably satisfactory to the Relevant Purchasers of the revocation of existing authorities given by the Group Company to banks (in respect of the operation of its bank accounts);

3.1.12            other requirements, e.g. certified copies of board resolutions changing registered office, changing accounting reference date, changing constitutional documents; and

3.1.13            all original deeds and documents relating to any Group Company’s interests in or title to the Properties to the extent the same are not in the possession or under the control of the relevant Group Company.

Schedule 7
Warranties

1                                      Corporate Information

1.1                            The Shares and the Group Companies

1.1.1                   The Seller listed in Schedule 1:

(i)                                  is the sole legal and beneficial owner of the Shares listed opposite the name of that Seller in Schedule 1; and

(ii)                               has the right to exercise all voting and other rights over the Shares.

1.1.2                   The Shares comprise the whole of the issued share capital of the Companies, have been properly and validly issued and are each fully paid.

1.1.3                   The shareholders specified in paragraph 2 of Schedule 2:

(i)                                  are the sole legal and beneficial owners of the shares in the Subsidiaries; and

(ii)                               have the right to exercise all voting and other rights over such shares.

1.1.4                   The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5                   No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6                   There are no Encumbrances on the shares in any Group Company.

1.1.7                   No third party consents are required for the transfer of the Shares pursuant to this Agreement other than the approval of VIA Stockholders as referred to in Clause 4.1.

1.1.8                   No Group Company has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 1.1.5 of any other company (wherever incorporated) other than the Subsidiaries set out in Schedule 2.

1.1.9                   The particulars contained in Schedule 2 are true and accurate.

1.2                            Constitutional Documents, Corporate registers and minute books

1.2.1                   The constitutional documents in the Data Room are true and accurate copies of the constitutional documents of the Group Companies and there have not been and are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

1.2.2                   The register of members and minute books for meetings of members required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:

(i)                                  are up-to-date;

(ii)                               are maintained in accordance with applicable law; and

(iii)                            contain complete and accurate records of all matters required to be dealt with in such books and register,

in each case in all material respects.

1.2.3                   All registers of members and minute books of the Group Companies are in the possession (or under the control) of the Seller, the relevant Group Company or legal counsel to the relevant Group Company and no written notice or allegation that any of such books and records is incorrect or should be rectified has been received.

2                                      Accounts

2.1                            Consolidated Accounts

The Consolidated Accounts have been prepared in accordance with applicable law and with US GAAP at the Accounts Date so as to give a true and fair view of the state of affairs of the VIA Group and the Group Companies taken as a whole at the Accounts Date and of the profits or losses for the period concerned.

2.2                            Solus Accounts

The Solus Accounts have been prepared in accordance with applicable law and with the accounting principles, standards and practices generally accepted at 31 December 2003 in the jurisdiction in which the relevant Group Company is incorporated so as to give a true and fair view of the state of affairs of each Group Company for which Solus Accounts have been prepared at 31 December 2003 and of the profits or losses for the period concerned.

2.3                            Management Accounts

2.3.1                   The unaudited management accounts (including the updated management reports) relating to the Group Companies for the two (2) month period ended 30 June 2005 (the “Management Accounts” and the “Management Accounts Date”, respectively), as filed with the SEC by the Seller in its 10-Q report and a copy of which is included in the Data Room under the folder entitled “VIA Inc.”, have been prepared on bases consistent in all material respects with those employed in the preparation of the Consolidated Accounts, as adjusted for US GAAP.

2.3.2                   The Management Accounts do not materially misstate the assets and liabilities of the Group as at the Management Accounts Date nor the profits or losses of the Group for the period concerned having regard to the purposes for which they have been prepared.

3                                      Financial Obligations

3.1                            Financial Facilities

Details of all financial facilities (including loans, derivatives and hedging arrangements outstanding or available to the Group Companies are given in the Disclosure Letter and/or the Data Room.

3.2                            Guarantees

Other than in the ordinary and usual course of business or pursuant to this Agreement or the Finance Documents, there is no outstanding guarantee, indemnity, suretyship or security given:

3.2.1                   by any Group Company; or

3.2.2                   for the benefit of any Group Company.

4                                      Assets

4.1                            The Properties

4.1.1                   No Group Company owns any real property.

4.1.2                   True and complete copies of all leases with a rental cost in excess of €75,000 per lease relating to office and data centres relevant to any Group Company’s are contained in the Data Room.

4.1.3                   Each Property has the benefit of such rights in the document entitled “Real Property Leasehold Interest Summary Relating to Offices and Data Centres” and easements as are necessary for the existing use of the Property.

4.1.4                   There is no outstanding notice or dispute involving the relevant Group Company and any third party as to the occupation or use of any Property which would, if implemented or enforced, have a material adverse effect on the business of the Group carried out at that Property.

4.2                            Leases

Where any Property is leased by a Group Company:

4.2.1                   there is no subsisting breach (other than non or late payment of rent and no non-observance of any covenant, condition or agreement contained in the lease under which the Group Company holds its interest in the Property, on the part of the relevant landlord or the Group Company, which would have a material adverse effect on the business of the relevant Group Company carried on at the Property.

4.2.2                   there is no right for the landlord to terminate the lease before the expiry of the contractual term other than by breach of the lease by the lessee.

4.3                            Ownership of Assets

All tangible assets included in the Accounts or acquired by any of the Group Companies since the Accounts Date, excepting rights and retention of title arrangements arising by operation of law or in the ordinary and usual course of business (such as leasing arrangements):

4.3.1                   are legally and beneficially owned by the Group Companies;

4.3.2                   are, where capable of possession, in the possession or under the control of the relevant Group Company except Customer Premises Equipment, situated at customer sites or physical points of presence and assets owned by the Group Companies at physical points of presence;

4.3.3                   are free from Encumbrances other than Permitted Encumbrances (save for Permitted Encumbrances of the type described in paragraph (b) of the definition of Permitted Encumbrances);

4.3.4                   are not the subject of any factoring arrangement, conditional sale or credit agreement.

4.4                            Sufficiency of Assets

The assets owned and used by the Companies and/or Subsidiaries as at Closing, including without limitation, Intellectual Property, will be sufficient for the Companies and/or Subsidiaries to continue their business in the manner in which it is currently conducted.

5                                      Intellectual Property and Information Technology

5.1                            Ownership etc.

5.1.1                   All of the Business Intellectual Property and the Material Group IP is:

(i)                                  legally owned, licensed to or used under the authority of the owner by the Seller, in the case of the Business Intellectual Property; or

(ii)                               legally owned by, licensed to or used under the authority of the owner by the Group Companies, in the case of the Material Group IP.

Copies of all such licences and authorities (excluding any shrink-wrap licences for computer software and domain names) are included in the Data Room.

5.1.2                   The Material Group IP and the Business Intellectual Property in each case owned by the Group Companies or the Seller as the case may be is:

(i)                                  not being infringed, attacked or opposed by any person;

(ii)                               not licensed to a third party other than pursuant to an agreement identified in the Data Room, to end users in the ordinary course of business under end user license agreements or except as set out in the Disclosure Letter; and

(iii)                            not subject to any Encumbrance other than a Permitted Encumbrance (save for Permitted Encumbrances of the type described in paragraph (b) of the definition of Permitted Encumbrances).

5.1.3                   The Data Room lists all Registered Intellectual Property:

(i)                                  forming part of the Business Intellectual Property; or

(ii)                               owned by a Group Company and forming part of the Group Intellectual Property.

5.1.4                   The document entitled “Business Intellectual Property” contained in the Data Room lists all unregistered trade marks:

(i)                                  forming part of the Business Intellectual Property; or

(ii)                               owned by a Group Company and forming part of the Group Intellectual Property and which in each case is, material to the business of the Group.

5.2                            Licences

The:

5.2.1                   Licence Agreements; and

5.2.2                   all licences and agreements relating to the Material Group IP are included in the Data Room,

(including all amendments, novations, supplements or replacements to those licences and agreements) are in full force and effect, no notice having been given on either side to terminate them and the obligations of all parties have been fully complied with.

5.3                            Employee Rights

Except as set out in the Data Room, there are no outstanding claims against any Group Company or the Seller under any contract or under any law providing for employee compensation in respect of any rights or interests in Intellectual Property.

5.4                            Infringement

5.4.1                   Excluding patents and similar rights, the processes employed and the products and services dealt in by:

(i)                                  the Seller in relation to or in connection with the business of the Group; and

(ii)                               each Group Company,

do not use, embody or infringe any rights or interests of any third party in Intellectual Property (other than those licensed to the Seller or the Group Companies pursuant to the agreements described at paragraph 5.2 above) which would have a material adverse effect on the business of the Group.

5.4.2                   Excluding patents and similar rights, no written notice of any claims of infringement of rights or interests, in each case of the nature referred to in 5.5.1, has been received by any Group Company or member of the VIA Group.

5.5                            Sufficiency

The Business Intellectual Property and the Group Intellectual Property comprise sufficient rights and interests in Intellectual Property reasonably necessary for the carrying on of the business of the Group in the manner and to the extent carried on as at the date hereof.

5.6                            Other Provisions

5.6.1                   The Data Room contains a full list of domain names under the folder entitled “Domain Names” which are:

(i)                                  included in the Business Intellectual Property; or

(ii)                               registered in the name of any Group Company and included in the Group Intellectual Property.

5.6.2                   No action has been knowingly taken by the Seller or any Group Company to damage or otherwise adversely affect the reputation or goodwill associated with any unregistered trade mark identified in set out in the document entitled “Business Intellectual Property” contained in the Data Room.

5.7                            Computer Systems

5.7.1                   In relation to the Seller’s Computer Systems and the Group Companies’ Computer Systems:

(i)                                  the present capacity, capability, functionality and performance of the Computer Systems are sufficient to satisfy the business requirements of the Group Companies as at the date hereof;

(ii)                               there are no performance reductions or breakdowns of, or logical or physical intrusions to, any Computer Systems or losses of data which are having a material adverse effect on the business of the Group;

(iii)                            each of the Computer Systems are owned by, leased by or licensed to the relevant Group Company;

(iv)                           the Data Room contains accurate details of the Group’s current procedures with a view to security of the Computer Systems and data stored on them;

(v)                              the data storage capability, functionality and performance of the Computer Systems are sufficient in all material respects to conduct the Group’s business (as it is now conducted);

(vi)                           the Group Companies have full and unrestricted access to and use of the Computer Systems and no third party agreements or consents are required to enable the Group Companies to continue such access and use following Closing; and

(vii)                        all material services relating to, and licences of, Computer Services are provided under written contracts with the Group (including maintenance and support, security, disaster recovery, management and utilisation (including escrow arrangements relating to the deposit of source codes, facilities management and computer bureau services agreements)) and true copies of which are included in the Data Room.

5.7.2                   The Computer Systems are sufficient for the purposes of carrying on the business of the Group in the manner and to the extent carried on as at the date hereof.

5.7.3                   All the operating data of the Group Companies (being data materially required for the Group Companies to be able to provide services to their customers, to bill such customers, pay their suppliers, manage and compensate their employees and maintain internal and external e-mail communications systems for their employees) has been regularly archived in soft copy form.

5.7.4                   The Group Company has in its unencumbered possession or has unrestricted access to up-to-date and accurate source code for all material bespoke software which has been written or produced in-house by the Group.

5.7.5                   Copies of all licences and escrow agreements relating to software material to the Group, either individually or in the aggregate, are included in the Data Room. The licences of such software have been complied with by the relevant Group Company in all material respects in the operation of the business of the Group and any restrictions in those licences do not materially and adversely affect the present conduct of the business of the Group.

5.8                            Data Protection

5.8.1                   No written notice alleging non-compliance with any applicable data protection legislation (including any enforcement notice, deregistration notice, transfer prohibition notice or any equivalent notice) has been received by any of the Group Companies or the Seller from any competent data protection authority.

5.8.2                   No Group Company or the Seller is involved in a dispute with an individual in respect of any infringement or alleged infringement of any applicable data protection legislation and no Group Company or the Seller has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the previous 12 months.

5.8.3                   There is no outstanding court order against any Group Company or the Seller in respect of the rectification or erasure of personal data.

6                                      Contracts

6.1                            Contracts

No Group Company is a party to or subject to any Material Contract which:

6.1.1                   is not in the ordinary and usual course of business;

6.1.2                   is not on an arm’s length basis;

6.1.3                   is of a long term nature that is, unlikely to have been fully performed, in accordance with its terms, more than 36 months after the date on which it was entered into or undertaken;

6.1.4                   restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the Group.

6.2                            Joint Ventures etc.

Except as disclosed in the Data Room, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

6.3                            Agreements with Connected Parties

6.3.1                   There are no existing contracts, and have not been since 1 January 2004 any contracts, between, on the one hand, any Group Company and, on the other hand, the Seller or any other member of the VIA Group other than on normal commercial terms in the ordinary and usual course of business or which cannot be terminated on less than 30 days notice and other than those contracts included in the Data Room.

6.3.2                   The Seller is not nor is any Group Company party to any contract material to the business of the Group, with any current or former employee or current or former director or officer of any such Group Company or the Seller or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

6.4                            Material Contracts

6.4.1                   All the Material Contracts to which a Group Company is party are in full force and effect and other than the late or non-payment of monies owing, have been duly complied with by the relevant Group Company in all material respects and nothing has occurred whereby any of them is subject to early termination or which has given rise to a material claim in damages under any of them by any party to any of them.

6.4.2                   Copies of all Contracts and Material Contracts are contained in the Data Room.

6.4.3                   The transactions contemplated by this Agreement will not result in a material breach of, or give any third party a right to terminate any Material Contract.

7                                      Employees and Employee Benefits

7.1                            Employees and Terms of Employment

7.1.1                   The Data Room contains details, in relation to each Group Company and the VIA Operations, of:

(i)                                  the total number of the Employees;

(ii)                               the salary and other benefits, period of continuous employment, location, grade, age and notice period of each Employee; and

(iii)                            the terms of the contract of employment of each Senior Employee.

7.2                            Termination of Employment

7.2.1                   Since 31 December 2004 no Senior Employee has given or received notice terminating his or her employment.

7.2.2                   In relation to any claim received by a Group Company, no liability which remains undischarged has been incurred by any Group Company or the Seller for:

(i)                                  breach of any contract of employment with any Employee; or

(ii)                               breach of any statutory employment right.

7.2.3                   Except as provided, reflected or noted in Management Accounts, neither the Seller nor any Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any Employee or former employee employed by the Group Company or the Seller with regard to the VIA Operations since 31 December 2004 or any dependant of such Employee or former employee in connection with the proposed termination or suspension of employment of any such Employee or former employee.

7.3                            Works Councils and Employee Representative Bodies

The Data Room contains details of all work councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Employees.

7.4                            Collective Bargaining Agreements etc.

Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and European Works Council agreements contained in the Data Room are all the agreements between the Group Companies and the Seller and trade unions or representative bodies.

7.5                            Bonus or other Profit-related Schemes

There are contained in the Data Room the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Employees or other workers or former employees or other former workers of the Group Companies or the Seller since 31 December 2003 together with details of all awards allocated and options granted by each Group Company.

As at the date of this Agreement, the Seller has paid of procured that the Group Companies have paid all Employee bonuses due in respect of 2004, including all Taxation in relation thereto.

7.6                            Group Retirement Benefit Arrangements

The Group Companies are in compliance with the terms of any retirement, death, disability or life assurance benefits provided to Employees in all material respects and the Data Room contains copies of all such forms as are material in the context of the Group.

8                                      Legal Compliance

8.1                            Licences and Consents

To the extent that the Seller or any Group Company is solely responsible for obtaining them, all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities material to the business of the Group as carried on at the date hereof have been obtained, are in force and are being complied with in all material respects.

8.2                            Compliance with Laws

8.2.1                   Each Group Company and the Seller is conducting, and during the two year period prior to Closing or, if shorter, the period since the relevant Group Company was acquired by the VIA Group, has conducted, the business of the Group in material compliance with applicable laws and regulations in each country in which the business of the Group is carried on except where such non-compliance does not materially and adversely effect the present conduct of the business of the Group.

8.2.2                   There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company or the Seller or any person for whose acts or defaults it may be vicariously liable which would have a material adverse effect upon the business of the Group.

8.2.3                   No Group Company or the Seller has received any written notice during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable law or regulation or requiring it to take or omit any action which in any case would have a material adverse effect on the business of the Group.

9                                      Litigation

9.1                            Current Proceedings

Except as set out in the Data Room, no Group Company nor either Seller is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business none of which exceeds $20,000) which would have a material adverse effect on the business of the Group.

9.2                            Threatened Proceedings

No such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration of material importance has been threatened in writing by or against any Group Company or the Seller (or any person for whose acts or defaults a Group Company or the Seller may be vicariously liable) which would have a material adverse effect on the business of the Group.

9.3                            Circumstances likely to lead to claims

The Seller has not received any written notice of any investigation, disciplinary proceeding or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration which would have a material adverse effect on the business of the Group.

9.4                            Disputes with Creditors

Material particulars of all disputes (other than those relating solely to the late payment or non-payment of monies due) between each Group Company and its creditors in respect of amounts of $100,000 or more due to such creditors are set out in the Disclosure Letter or in the Data Room.

10                               Insurance

10.1                     Particulars of Insurances

Copies of all documentation relating to the insurance policies of the Group Companies in the possession of the Seller and material to the business of the Group are contained in the Data Room.

10.2                     Insurance Claims

10.2.1            Details of all outstanding insurance claims in excess of $100,000 made during the past twelve (12) months are contained in the Disclosure Letter or the Data Room.

10.2.2            No circumstances exist which are likely to give rise to any insurance claim in excess of $100,000.

11                               Tax

11.1                     Company Residence

Each Group Company has been resident for tax purposes in its country of incorporation and has not been resident anywhere else at any time since its incorporation and will be so resident at Closing. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention.

11.2                     Returns and Information

11.2.1            All registrations, returns, computations, notices and information which are or have been required to be made or given in the previous twelve months by each Group Company for any Taxation purpose (i) have been made or given on a proper basis and are up-to-date and correct and (ii) no written notice has been received by any Group Company of any dispute with any Tax Authority.

11.2.2            Each Group Company has maintained all records required to be maintained for Taxation purposes or which may be required to calculate any Taxation payable or the amount of any Taxation Benefit.

11.3                     Payment of Taxation

11.3.1            In the two years prior to the date hereof, each Group Company has paid all Taxation which it is or has been liable to pay or account for and the due date for payment of which has fallen prior to the date hereof and has not received any written notice that it is liable to any fine, penalty, surcharge or interest in connection with Taxation that remains outstanding.

11.3.2            In the two years prior to the date hereof, each Group Company has deducted or withheld all Taxation which it has been obliged by law to deduct or withhold from payments made by it and has properly accounted to the relevant Tax Authority for the Taxation so deducted or withheld.

11.4                     Special Regimes/Elections/Rulings

There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of any agreement, arrangement or election between any Group Company and any Tax Authority pursuant to which the relevant Group Company is authorised not to comply with, but for such agreement or arrangement, would be its statutory obligations.

11.5                     Tax Equalisation Payments

11.5.1            No Group Company is under any obligation to surrender or otherwise transfer any Taxation Benefit.

11.5.2            No Group Company is liable to make a payment for utilisation, surrender or other transfer of any Taxation Benefit (“Taxation Equalisation Payment”), nor is any Taxation Equalisation Payment received by any Group Company liable to be refunded.

11.5.3            There are set out in the Disclosure Letter, with express reference to this paragraph, or the Data Room, full particulars of all surrenders or other transfers of any Taxation Benefit made by any Group Company since the Accounts Date.

12                               Important Business Issues since the Accounts Date

12.1                     Since 31 December 2004:

12.1.1            there has been no material adverse change in the financial or trading position or prospects of the Group taken as a whole (other than (i) in connection with the current financial position of the Group to the extent disclosed to the Relevant Purchasers in the Data Room in writing or otherwise publicly available (including without limitation the liquidity of the Group and the individual Group Companies); (ii) a change affecting or likely to affect all companies carrying on business in similar countries in which the Group carries on business); (iii) a material adverse change in stock or other financial markets, interest rates, exchange rates or other general economic conditions; (iv) any matter contained in the Disclosure Letter or the Data Room; or (v) any matter effected pursuant to or in accordance with this Agreement including the change in control of the Group Companies resulting from the sale and purchase of the Shares) and no event, fact or matter has occurred which will give rise to any such change;

12.1.2            no Group Company has acquired, or agreed to acquire, any single capital asset having a value in excess of $100,000;

12.1.3            no Group Company has disposed of, written off, or agreed to dispose of or write off, any capital asset having a value reflected in the Accounts in excess of $100,000 or acquired since the Accounts Date;

12.1.4            except as provided in the Finance Documents, no Group Company has borrowed or raised any money or taken up any financial facilities and no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

12.1.5            no dividend or other payment which is, or could be treated as, a distribution has been declared, paid or made by any Group Company;

12.1.6            except in connection with the transaction contemplated by this Agreement or in the ordinary course of business, no resolution of the shareholders of any Group Company has been passed;

12.1.7            no Group Company has changed its accounting reference date;

12.1.8            no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Company; and

12.1.9            no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital.

12.16              Since the Management Accounts Date no Group Company has sold or agreed to sell a debt at less than its value in the Management Accounts and no debt has been released, deferred, subordinated or written off by any Group Company other than between Group Companies or between Group Companies and the VIA Group.

13                               Disclosure of Information

13.1                     The Data Room has been collated by the Seller in good faith and the Seller has not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which is material to the business of the Group.

13.2                     Each document in the Data Room is a true and complete copy of the original of such document.

14                               Authority and Capacity

14.1.1            The Seller and each Group Company is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

14.1.2            The Seller has the legal right and full power and authority to enter into and subject to the approval of the VIA Shareholders, perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer.

14.1.3            The documents referred to in paragraph 16.1.2 will, when executed, constitute valid and binding obligations on the Seller, in accordance with their respective terms.

14.1.4            The Seller has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

15                               Insolvency etc.

15.1.1            No Group Company or the Seller will be rendered insolvent by any of the transactions contemplated herein or in connection with the Facility Agreement and any related documents (the “Contemplated Transactions”), under the laws of its jurisdiction of incorporation or rendered unable to pay its debts as they fall due.

15.1.2            Immediately after giving effect to the consummation of the Contemplated Transactions, including the receipt of the amounts payable by the Relevant Purchasers under this Agreement for the sale of the Shares (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

15.1.3           For the purposes of paragraph 15.1.2 above:

“Governmental Body” means any:

(i)                                  nation, state, county, city, town, borough, village, district, or other jurisdiction;

(ii)                               federal, state, local, municipal, foreign, or other government;

(iii)                            governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(iv)                           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power;

“insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable Liabilities;

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or invested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person; and

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

15.1.4            In the twelve month period prior to the date hereof, no Group Company or the Seller has been held in material default by lenders under any debt financing.

15.1.5            No order for the winding up of any Group Company has been made.

15.1.6            No administrator or administrative receiver has been appointed in respect of the assets of the Group Companies.

15.1.7            No steps have been taken to enforce any security over any assets of any Group Company or the Seller and no event has occurred to give the right to enforce such security.

Schedule 8
Guarantees

PART A

GROUP COMPANY GUARANTEES:

The Seller shall use its reasonable endeavours to procure on or prior to Closing the release of each relevant Group Company from any guarantees or indemnities (other than any guarantee or indemnity which is an Assumed Liability) given by or binding upon the Group Company in respect of any liability of the Seller. Pending such release, the Seller shall indemnify the Relevant Purchasers and any such Group Companies against all amounts paid by any such Group Company pursuant to any such securities, guarantees and indemnities in respect of such liability of the Seller.

PART B

VIA GUARANTEES (NON-CASH COLLATERALIZED):

The Relevant Purchasers shall use their reasonable endeavours to procure on or as soon as reasonably practicable following Closing the release of each relevant member of the VIA Group from the guarantees or indemnities given by or binding upon any member of the VIA Group in respect of any liability of the Group Companies which are the subject of that Closing including without limitation those set out below. Pending such release, the Relevant Purchasers shall indemnify the Seller against all amounts paid by any member of the VIA Group pursuant to any such securities, guarantees and indemnities in respect of such liability of such Group Companies.

(a)                               Guaranty from VIA Inc. dated 21 May 2004 in favour of Schuberg Philis B.V. in respect of the obligations of VIA NET.WORKS Europe Holding B.V. under the Master Services Agreement with Schuberg Philis dated 19 May 2004.

(b)                              Guarantee from VIA Inc. dated 10 December 2004 in favour of Metrolinx Sarl in respect of the obligations of PSINet Switzerland Sarl under the lease agreement dated 17 October 2003.

(c)                               Declaration dated as of 1 April 2005 in favour of VIA NET.WORKS (Schweiz) A.G. in relation to the Amendment Number Three and the related existing agreements between PSINet Switzerland Sarl and TDC Switzerland AG dated 29 December 2004, with guarantees extended by VIA Inc. and VIA NET.WORKS Europe Holding B.V.

(d)                              Amendment Number Three between PSINet Switzerland Sarl and TDC Switzerland AG dated 29 December 2004

(e)                               Guarantee, indemnity and/or joint liability by VIA Inc. of obligations of Group Companies arising under agreements between VIA Inc. and each of the following entities: (i) Watchguard Technologies, Inc., (ii) GRIC Communications, Inc. and (iii) Melbourne IT Ltd. (IMWW), which shall be released upon novation or assignment of the agreements pursuant to Clause 2.3.1(iv) and Schedule 3 of this Agreement.

VIA SUPPORT AND COMFORT LETTERS

At the Closing, in relation to the relevant Group Company, the Relevant Purchasers shall deliver a letter of support to the directors of

VIA NET.WORKS France SAS,

VIA NET.WORKS France Holding SA,

PSINet Germany GmbH

PSINet Datacenter Germany GmbH

VIA NET.WORKS Deutschland GmbH

PSINet Switzerland Sarl

VIA NET.WORKS España S.L.

in respect of the present and future liabilities of those companies in replacement and substitution of letters of support and comfort from the Seller.

Table of Contents

Contents

1	Interpretation

2	Agreement to Sell the Group

3	Consideration

4	Conditions

5	Pre-Closing

6	Closing

7	Post-Closing Obligations

8	Warranties

9	Limitation of Seller’s Liability

10	Intellectual Property

11	Confidentiality

12	Other Provisions

Schedule 1 Part 1 Details of the Shares etc. (Clause 1.1)

Schedule 2 Companies and Subsidiaries

Schedule 3 Contracts

Schedule 4 Employees

Schedule 5 VAT

Schedule 6 Closing Obligations

Schedule 7 Warranties

Schedule 8 Guarantees

i